SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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PHARMANET DEVELOPMENT GROUP, INC.

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504 Carnegie Center
Princeton, New Jersey 08540

To Our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of PharmaNet Development Group, Inc., which will be held at 9:30 a.m. local time on June 6, 2007 at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting.

It is important that your shares be represented at this meeting to ensure the presence of a quorum. Whether or not you plan to attend the meeting, we hope that you will have your shares represented by signing, dating and returning your proxy in the enclosed envelope, which requires no postage if mailed in the United States, as soon as possible. Your shares will be voted in accordance with the instructions you have given in your proxy.

Thank you for your continued support.

Sincerely,

Jeffrey P. McMullen
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF
PHARMANET DEVELOPMENT GROUP, INC.

To All PharmaNet Development Group, Inc. Stockholders:

We are pleased to invite you to attend the Annual Meeting of the Stockholders of PharmaNet Development Group, Inc., which will be held at 9:30 a.m. local time on June 6, 2007 at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540 for the following purposes:

1. To elect nine members to our Board of Directors to serve a one-year term;

2. To approve the amendment to our 2004 Employee Stock Purchase Plan to increase the number of shares available under the 2004 Employee Stock Purchase Plan by 100,000 shares;

3. To approve the ratification of Grant Thornton LLP as our independent registered public accounting firm for December 31, 2007; and

4. For the transaction of such other matters as may properly come before the Annual Meeting.

Our Board of Directors has fixed the close of business on April 19, 2007, as the record date for a determination of stockholders entitled to notice of, and to vote at, this Annual Meeting or any adjournment thereof.

By the Order of the Board of Directors

John P. Hamill
Secretary

Dated: April 30, 2007

Your vote is very important.

If you do not plan on attending the meeting, please vote, date and sign the enclosed proxy and return it in the business envelope provided.

PHARMANET DEVELOPMENT GROUP, INC.

PROXY STATEMENT

This Proxy Statement is being sent to the holders of shares of common stock of PharmaNet Development Group, Inc., a Delaware corporation, referred to herein as we, us, our or PDGI, in connection with the solicitation of proxies by our management for use at the 2007 Annual Meeting of Stockholders to be held at 9:30 a.m. local time on June 6, 2007 at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540 for the following purposes:

1. To elect nine members to our Board of Directors to serve a one-year term;

2. To approve the amendment to our 2004 Employee Stock Purchase Plan to increase the number of shares available under the 2004 Employee Stock Purchase Plan by 100,000 shares;

3. To approve the ratification of Grant Thornton LLP as our independent registered public accounting firm for December 31, 2007; and

4. For the transaction of such other matters as may properly come before the Annual Meeting.

We are sending this Proxy Statement to holders of common stock in connection with our management’s solicitation of proxies for use at the Annual Meeting, and any adjournments thereof. With this Proxy Statement, we are also mailing or delivering to PDGI’s stockholders a proxy card, the Notice of Annual Meeting, and a copy of our 2006 Annual Report, which includes our Form 10-K for the year ended December 31, 2006.

Required Vote

The presence, in person or by proxy, of a majority of the 18,661,973 outstanding shares of common stock as of the record date of April 19, 2007, the Record Date, is necessary to constitute a quorum at the Annual Meeting. Each of the proposals set forth in this Proxy Statement will be voted upon separately at the Annual Meeting. The affirmative vote of the holders of a plurality of shares of common stock present in person or represented by proxy at the Annual Meeting will be required to elect nine directors to our Board of Directors under Proposal No. 1. This means that the nine persons who receive the most votes are elected. The vote of a majority of the outstanding shares of our common stock present in person or represented by proxy is necessary to approve Proposal Nos. 2 and 3 and to approve any other business.

Proxies that abstain on one or more proposals and “broker non-votes” will be deemed present for quorum purposes for all proposals to be voted on at the meeting. Broker non-votes occur where a broker holding stock in “street name” is entitled to vote the shares on some matters but not others. If your shares are in street name (or held by your broker) and you do not give your broker voting instructions on those matters for which the broker has no discretion, the missing votes are broker non-votes. In this year’s vote, brokers are entitled to vote for Proposal Nos. 1 and 3, but not for Proposal No. 2.

Client directed abstentions are not broker non-votes. Abstentions, but not broker non-votes, are counted in tabulations of the votes cast on proposals presented to the stockholders and will have the same effect as a vote against the proposals. Broker non-votes are not counted as a vote against and will have no affect on the outcome of Proposal No. 2. Stockholders whose shares are in street name and do not return a proxy are not counted for any purpose and are neither an abstention nor a broker non-vote, but they are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting. Stockholders who sign, date and return a proxy but do not indicate how their shares are to be voted are giving management full authority to vote their shares as they deem best for PDGI.

For these reasons, it is important that all shares are represented at the Annual Meeting, either by you personally attending the Annual Meeting in person or by giving a proxy to vote your shares.

Voting Procedures and Revocability of Proxies

Your vote is very important. All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. With regard to other proposals, you may vote in favor of each proposal or against each proposal, or in favor of some proposals and against others, or you may abstain from voting on any or all proposals. You should specify your respective choices on the accompanying proxy card. If you do not give specific instructions with regard to the matters to be voted upon, the shares of common stock represented by your signed proxy card will be voted “FOR” Proposal Nos. 1, 2 and 3 listed on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote for or against these matters according to their judgment.

You may revoke your proxy and reclaim your right to vote up to and including the day of the Annual Meeting by giving written notice to the Secretary of PDGI, by delivering a proxy card dated after the date of the proxy or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: PharmaNet Development Group, Inc., 504 Carnegie Center, Princeton, New Jersey, 08540 Attention: Investor Relations.

Cost of Solicitation

Proxies will initially be solicited by PDGI by mail, and the cost of solicitation will be paid by us. Our officers and selected employees may solicit proxies from stockholders personally or by telephone, facsimile or other forms of communication. All expenses incurred in connection with the solicitation of proxies will be paid by us.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL NOS. 1, 2 AND 3.

Our common stock is listed on the NASDAQ Global Market under the symbol “PDGI”. On April 19, 2007, the closing price for the common stock as reported by NASDAQ was $27.33 per share.

We are mailing this Proxy Statement and the accompanying Annual Report, Notice of Meeting and proxy card to our stockholders on or about May 4, 2007.

Directors

The following is a list of our current directors and nominees. All directors serve one-year terms or until each of their successors are duly qualified and elected.

Names	Age	Position(s)

Jeffrey P. McMullen	55	President and Chief Executive Officer, Director
Jack Levine, C.P.A	56	Chairman of the Board, Director
Rolf A. Classon	61	Director
Lewis Elias, M.D.	81	Director
Arnold Golieb	72	Director
David Lucking	53	Director
David M. Olivier	63	Director
Per Wold-Olsen	59	Director
Peter G. Tombros	62	Director

Proposal 1.  Election of Directors

PDGI currently has nine directors on its Board of Directors, all of whom have been nominated for election this year and have agreed to serve if elected.

The nine persons who receive the most votes cast will be elected and will serve as directors until the 2008 Annual Meeting of stockholders unless they are unable to serve for any reason, resign or are removed before that meeting. If a nominee becomes unavailable for election before the 2008 Annual Meeting, the Board of Directors can name a substitute nominee and proxies will be voted for such substitute nominee unless an instruction to the contrary is written on the proxy card.

Information About Nominees

Information about the nine persons nominated as directors is provided below. The shares represented by proxy cards returned to us will be voted FOR these persons unless you specify otherwise.

The Board of Directors recommends a vote “FOR” this proposal.

BACKGROUND OF DIRECTORS

Jeffrey P. McMullen has been a director of our company since June 2005 and our Chief Executive Officer since December 2005 and our President since March 2006. He also is the President and Chief Executive Officer of PharmaNet, Inc. Mr. McMullen co-founded PharmaNet, Inc. in 1996. Prior to becoming President and Chief Executive Officer of PharmaNet, Inc. in 2004, Mr. McMullen held the positions of President and Chief Operating Officer since 2003, Executive Vice President and Chief Operating Officer since 2001 and Senior Vice President, Business Development since 1996. Mr. McMullen has more than 30 years of drug development industry experience including international experience in Europe, Japan, South America, and Asia. His professional experience includes 13 years with major drug development services companies as vice president of business development and director of clinical research, and nine years at Sterling Drug (now a part of Sanofi-Aventis) in the clinical, regulatory, and drug metabolism areas.

Jack Levine, C.P.A. has been a director of our company since August 1999 and our chairman of the Board since January 2, 2006 and was our Lead Director from November 2003 through January 2, 2006. Mr. Levine is a certified public accountant licensed in the State of Florida, and has been the President of Jack Levine, PA since 1984. Since July 30, 2004, Mr. Levine has been a director and chairman of the Audit Committee of Grant Life Sciences, Inc. Mr. Levine is a member of the National Association of Corporate Directors, Washington, D.C. and a member of the Association of Audit Committee members, Inc. Mr. Levine is also a member of the American and Florida Institutes of Certified Public Accountants and New York State Society of Certified Public Accountants.

Rolf A. Classon has been a director of our company since October 2006. He has served as Chairman of the Board of Directors of Hillenbrand Industries, Inc. since March 2006. From May 2005 until March 2006, Mr. Classon served as Interim Chief Executive Officer of Hillenbrand Industries, Inc. Mr. Classon served as Vice Chairman of the Board of Directors of Hillenbrand Industries, Inc. from December 2003 until May 2005 and joined the Board of Directors of Hillenbrand Industries, Inc. in May 2002. From October 2002 until July 2004, Mr. Classon was Chairman of the Executive Committee of Bayer HealthCare AG, a subsidiary of Bayer AG, and served as President of Bayer’s Diagnostic Division and head of Bayer’s Worldwide Business Group — Diagnostics since 1995. Mr. Classon is a director of Enzon Pharmaceuticals, Inc. and is Chairman of the Compensation Committee and a member of the Finance and Audit Committee of Enzon Pharmaceuticals, Inc. Further, Mr. Classon serves as a director on Millipore Corporation’s Board of Directors. Mr. Classon also serves as the Chairman of the Board of Directors of Auxilium Pharmaceuticals, a position he has held since April 2005. Mr. Classon received his Chemical Engineering Certificate from the Gothenburg School of Engineering and a Business Degree from the University of Gothenburg.

Lewis R. Elias, M.D. has been a director of our company since June 2005. He has practiced internal medicine and cardiology in South Florida for nearly 30 years. In 1992, the South Florida Cardiology Group was founded in Dr. Elias’ Bal Harbour, Florida office and has since grown to nearly 20 physicians with five offices in Florida. He served on the Board of Trustees at Barry University for 20 years, the final 12 years as a member of the Executive Committee.

Arnold Golieb has been a director of our company since June 2005 and is a retired partner of KPMG Peat Marwick (now KPMG LLP). During his career with KPMG, Mr. Golieb was the managing partner of their Des Moines, Iowa office and the tax partner in charge of their Los Angeles, California office. During the past five years, Mr. Golieb has served as a financial advisor to a real estate acquisition company which manages more than 30,000 apartment units and as a business advisor and trustee for an investment group. Mr. Golieb is a member of the American Institute of Certified Public Accountants.

David Lucking has been a director of our company since June 2002. Since March 2003, he has been employed by ACCU-BREAK Pharmaceuticals Inc. (f/k/a SoLapharm, Inc.), a development-stage pharmaceutical firm, as Senior Executive Vice President and Chief Operating Officer. Previously, Mr. Lucking held senior management positions at Noven Pharmaceuticals, Inc. from its inception in 1987 until March 2003, when he joined SoLapharm. At Noven, he served as Executive Director of Regulatory Affairs and was extensively involved in conducting preclinical and clinical trials, coordinating with the FDA and European pharmaceutical regulatory agencies and participating in creating strategic plans relating to developing pharmaceutical projects from concept to FDA approval.

David M. Olivier has been a director of our company since November 2006. He is currently chairman of Alterna, LLC. He formerly served as President of Wyeth-International, Inc. (f/k/a/ American Home Products Corporation) from August 1988 until his retirement in May 2002. In addition to his responsibilities as Wyeth-International’s president, he also served as senior vice-president for worldwide consumer products and corporate advertising and promotion of American Home Products Corporation since 1996. Mr. Olivier currently is a member of Taratec Development Corporation’s board of directors.

Per Wold-Olsen has been a director of our company since November 2006. He recently retired from Merck and Co., Inc. in October, 2006. From 1973 to 2006, Mr. Wold-Olsen has held various leadership positions with Merck and Co., Inc., most recently serving in the position of president, human health intercontinental and responsible for Europe, Eastern Europe, Middle East/Africa, India, Latin America and Canada regions from September 2005 until September 2006. From January 1997 to September 2005, he served as president, human health Europe, Middle East/Africa and worldwide human health marketing and was a member of the Merck management committee from September 1994 to September 2006. Mr. Wold-Olsen currently is a member of Royal Dutch Numico N.V.’s supervisory board, is a member of the BankInvest Biomedical Venture Advisory Board, is a member of H. Lundbeck A/S’s supervisory board and a member of World Growth, USA’s board of directors.

Peter G. Tombros has been a director of our company since October 2006. He currently serves as a Professor and Distinguished Executive in Residence at the Eberly College of Science at Pennsylvania State University, a position he has held since October 2005. Formerly, Mr. Tombros served as Chairman and Chief Executive Officer of VivoQuest, Inc. from 2002 to 2005. From 1994 to 2001, Mr. Tombros was President and Chief Executive Officer of Enzon, Inc. Prior to Enzon, Mr. Tombros spent 25 years with Pfizer Inc., serving in various leadership roles, including Executive Vice President, Pfizer Pharmaceuticals; Senior Vice President, General Manager, Roerig Division; and Vice President, Marketing, Pfizer Laboratories Division. Mr. Tombros is currently a director of Alpharma Inc., Cambrex Corporation, Protalex, Inc., Dendrite International, Inc. and NPS Pharmaceuticals. He is also a former Chairman of the New Jersey Technology Council. Mr. Tombros holds a Bachelor of Science and Master of Science from Pennsylvania State University and a Master of Business Administration from the University of Pennsylvania Wharton School of Business.

Executive Officers

The following is a list of our current executive officers. Our executive officers are elected annually by the Board of Directors.

Names	Age	Position(s)

Jeffrey P. McMullen	55	President and Chief Executive Officer, Director
John P. Hamill	43	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Johane Boucher-Champagne	53	Executive Vice President of Early Clinical Development
Mark Di Ianni	56	Executive Vice President Strategic Initiatives and President Early Stage Development
David Natan	54	Executive Vice President Reporting and Analysis
Thomas J. Newman, M.D.	58	Executive Vice President Late Stage Development

BACKGROUND OF NON-DIRECTOR EXECUTIVE OFFICERS

John P. Hamill, C.P.A. currently serves as PDGI’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary, having been appointed to those positions in August 2006. He also serves as Sr. Vice President, Chief Financial Officer of PharmaNet Development Group Inc.’s subsidiary, PharmaNet, Inc., having served in that capacity since January 2006. Mr. Hamill is a certified public accountant. Prior to becoming Sr. Vice President, Chief Financial Officer, Mr. Hamill was Vice President, Chief Financial Officer from September 2004, Vice President, Finance from January 2004, and Corporate Controller from July 2001. Prior to joining PharmaNet, Inc., Mr. Hamill held the titles of Vice President and Interim CFO and Corporate Controller for Omnicare Clinical Research, Inc. from 1998 until 2001. Mr. Hamill also served as Manager, Finance and Administration with Rhone-Poulenc from 1997 until 1998 and was Manager, Corporate Financial Reporting with Freedom Chemical Company from 1994 until 1997.

Johane Boucher-Champagne became our Executive Vice President of Early Clinical Development in April 2006 and has served as the Chief Operating Officer of Anapharm, Inc., our Canadian subsidiary, since April 1998. She was recently appointed to serve as President and Chief Executive Officer of Anapharm, Inc. in December 2006. [Ms. Boucher-Champagne has more than thirty years of experience in academic and contract research environments with health-science research activities in preclinical and clinical trials, bioanalytical research. She also held positions in marketing and business development as well as in business management and administration.]

Mark Di Ianni currently serves as PDGI’s Executive Vice President Strategic Initiatives and President Early Stage Development, having been appointed to serve in that position in December 2006. He joined PDGI in April 2006 as Executive Vice President, Strategic Initiatives. Prior to joining PDGI as an employee, Mr. Di Ianni provided consulting services to PDGI and other clients from February 2005 to March 2006. From September 2002 through January 2005, Mr. Di Ianni was Chief Operating Officer of Synarc, Inc., a medical imaging provider to the clinical trial industry. From May 1996 to December 2001, Mr. Di Ianni served as Chief Operating Officer and Executive Vice President of SCIREX Corporation, a contract research and clinical site management organization. From 1995 to 1996, he served as Chief Operating Officer of Millennium 3 Research, a clinical site management organization. From 1979 to 1995, Mr. Di Ianni held numerous positions of increasing responsibility at Corning Pharmaceutical Services including Senior Vice President, Business Development. Prior to 1979, Mr. Di Ianni held positions as a research scientist, clinical research associate and test engineer.

David Natan was appointed to serve as our Executive Vice President of Reporting and Analysis in August 2006. Until that time, from March 2002 Mr. Natan was our Chief Financial Officer, having first joined us in February 2002. Mr. Natan is a 1975 graduate in accounting and economics from Boston University. Previously, Mr. Natan was employed by Global Technovations, Inc. as its Vice President and Chief Financial Officer from June 1995 through February 2002. Mr. Natan has 20 years of public company experience and has served as chief financial officer for two other public companies.

Dr. Thomas J. Newman currently serves as PDGI’s Executive Vice President Late Stage Development, having been appointed to that position in August 2006. He was, and continues to serve as Executive Vice President and Chief Operating Officer of PharmaNet Development Group Inc.’s subsidiary, PharmaNet, Inc., having served in that capacity since January 2006. He joined PharmaNet, Inc. as Senior Vice President of Operations in 1998. Prior to joining PharmaNet, Inc., Dr. Newman was Vice President of Clinical Research at Covance, Inc., having worked at Covance, Inc. since 1992. Dr. Newman also worked for Bristol-Myers Squibb from 1980 until 1992 where he worked on the development of a variety of cardiovascular, anti-infective, and diagnostic products.

Voting Securities and Principal Holders Thereof

The following table sets forth the number of shares of our voting stock beneficially owned as of April 19, 2007 by each person known by us to be the beneficial owner of at least 5% of our common stock, each of our current directors, each of our current named executive officers, and all of our current executive officers and directors as a group.

We believe that all persons named in the table have sole voting and investment power with respect to all securities beneficially owned by them. Beneficial ownership exists when a person either has the power to vote or sell common stock. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the applicable date, whether upon the exercise of options or otherwise.

	Shares of
Name and Address of Beneficial Owner(1)	Common Stock	Percent(%)

Jeffrey P. McMullen(2)	211,449	1.1%
Jack Levine, C.P.A.(3)	177,487	*
Rolf A. Classon(4)	—	*
Lewis Elias, M.D.(5)	22,431	*
Arnold Golieb(6)	30,962	*
David Lucking(7)	102,385	*
Per Wold-Olsen(8)	3,389	*
David M. Olivier(9)	3,389	*
Peter G. Tombros(10)	4,893	*
Johane Boucher-Champagne(11)	41,126	*
Mark Di Ianni(12)	3,327	*
John P. Hamill(13)	12,774	*
David Natan(14)	29,057	*
Thomas J. Newman(15)	44,069	*
Wellington Management Company, LLP(16)	1,332,776	7.0%
Brandywine Global Investment Management, LLC(17)	1,467,472	7.8%
Daruma Asset Management, Inc.(18)	1,307,700	7.0%
Royce & Associates, LLC(19)	1,121,300	6.0%
Dimensional Fund Advisors L.P.(20)	1,018,345	5.4%
All officers and directors as a group(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)(12)(13)(14)(15)	686,738	3.6%

*	Less than one percent.

(1)	Except where indicated, each of the persons listed above has the address c/o PharmaNet Development Group, Inc., 504 Carnegie Center, Princeton, New Jersey, 08540.

(2)	Includes 128,393 shares issuable upon exercise of options, 69,200 shares of common stock and 13,856 vested restricted stock units, or RSUs. Does not include 41,641 unvested RSUs. Does not include 60,000 RSUs which shall vest only if PDGI meets or exceeds non-GAAP earnings per share target for 2008.

(3)	Includes 2,250 shares held by Jack Levine Trustee, Jack Levine, P.A. Money Purchase Plan, 3,250 shares held by Jack Levine, Trustee, Jack Levine P.A. Profit Sharing Trust, and 127,500 shares issuable upon exercise of options. Also includes 20,000 vested shares of restricted stock, 15,000 shares of common stock, 4,053 RSUs and 5,434 unvested RSUs which vest as of the date of the annual meeting.

(4)	Mr. Classon has elected to defer receipt of the shares underling his RSUs for tax planning purposes.

(5)	Includes 2,808 RSUs, 15,000 shares issuable upon exercise of options, 1,000 shares of common stock and 3,623 RSUs which shall vest as of the date of the annual meeting.

(6)	Includes 15,000 shares issuable upon exercise of options, 3,000 vested shares of restricted stock, 6,800 shares of common stock, 1,739 vested RSUs and 3,623 shares of unvested RSUs which vest as of the date of the annual meeting. Also includes 800 shares held by the Brody Children Irrevocable Trust of which Mr. Golieb is the trustee.

(7)	Includes 2,012 RSUs. 60,000 shares issuable upon exercise of options, 36,750 shares of common stock, and 3,623 unvested RSUs which vest as of the date of the annual meeting.

(8)	Includes 1,694 vested RSUs and 1,695 RSUs which shall vest as of the date of the annual meeting.

(9)	Includes 1,694 vested RSUs and 1,695 RSUs which shall vest as of the date of the annual meeting.

(10)	Includes 2,447 vested RSUs and 2,446 RSUs which shall vest as of the date of the annual meeting.

(11)	Includes 37,500 shares issuable upon the exercise of options, also includes 2,588 vested RSUs. Does not include 10,000 unvested RSUs.

(12)	Includes 3,327 RSUs. Does not include 10,000 unvested RSUs.

(13)	Includes 552 shares which were purchased pursuant to the 2004 Employee Stock Purchase Plan prior to Mr. Hamill’s employment as an executive officer of PDGI, 7,164 RSUs, 592 shares of common stock and 4,466 shares issuable upon the exercise of options. Does not include 30,833 unvested RSUs and 25,000 RSUs which shall vest only if PDGI meets or exceeds non-GAAP earnings per share target for 2008.

(14)	Includes 24,380 shares issuable upon exercise of options 1,000 shares of common stock and 3,677 RSUs. Does not include 10,000 unvested RSUs and 3,978 unvested restricted stock.

(15)	Includes 6,656 RSUs, 9,537 shares of common stock and 27,876 shares issuable upon the exercise of options. Such amount does not represent 25,000 unvested RSUs.

(16)	Based on information from a Schedule 13 G filed with the SEC on February 14, 2006. Their address is 75 State Street, Boston, MA 02109.

(17)	Based on information from a Schedule 13 G/A filed with the SEC on February 14, 2007. Their address is 2929 Arch Street, 8th Floor, Philadelphia, PA 19104.

(18)	Based on information from a Schedule 136 filed with the SEC on February 13, 2007. Their address is 80th West 40th Street, 19th Floor, New York, NY 10018.

(19)	Based on information from a Schedule 13 G filed with the SEC on January 24, 2007. Their address is 1414 Avenue of the Americas, New York, NY 10019.

(20)	Based on information from a Schedule 13 G/A filed with the SEC on February 9, 2007. Their address is 1299 Ocean Avenue, 17th Floor, Santa Monica, CA 90401.

Board of Directors

The business of PDGI is managed under the direction of the Board of Directors. It has the responsibility for establishing broad corporate policies and for reviewing the overall performance of PDGI. It is not however, involved in the operating details on a day-to-day basis. The Board of Directors is kept advised of our business through regular written communications and discussions with management. Consistent with our historical policy, a majority of the Board of Directors has been independent. The Board of Directors determined that each of Mr. Jack Levine, C.P.A., Mr. Rolf A. Classon, Dr. Lewis Elias, Mr. Arnold Golieb, Mr. David Lucking, Mr. David M. Olivier, Per Wold-Olsen and Peter G. Tombros, is independent as defined under the standards of the NASDAQ Stock Market.

Corporate Governance

With the adoption of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission, the SEC, and NASDAQ, corporate governance has been recognized as a key element to effective performance and the protection of stockholders.

As part of our commitment to corporate governance:

•	we have appointed Mr. Jack Levine, C.P.A., as our independent chairman of the Board, who interfaces with our management, our auditors and our counsel on a daily basis and who is spearheading our efforts to improve corporate governance;

•	our Audit Committee adopted a policy to retain a separate auditing firm to assist us with due diligence in connection with any acquisitions we seek to consummate;

•	many members of our Board of Directors have been attending legal and corporate governance continuing education seminars;

•	our code of ethics applies to all of our employees and directors;

•	our Board of Directors formed a Corporate Governance Committee in January 2007;

•	our independent directors meet in executive sessions both alone and with our independent registered public accounting firm and adopted a policy to do so at each Board meeting; and

•	our audit committee must approve all related party hires and related party transactions, subject to certain de minimis exceptions.

Code of Ethics

We have adopted a code of ethics that applies to our directors and all of our employees including our executive officers, and we have amended the code of ethics to include a policy regarding insider transactions. This code of ethics is posted on our website. Our internet address is www.pharmanet.com. A copy of our code of ethics will be provided without charge, upon request by mail at PharmaNet Development Group, Inc., 504 Carnegie Center Princeton, New Jersey 08540 Attention: Investor Relations. We intend to satisfy the disclosure requirements of amendments to or waivers from a provision of the code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions by posting such information on our website. Our website and the information in or connected to our website are not incorporated into this Proxy Statement.

Board Meetings

The Board of Directors of PDGI held 18 meetings and executed 19 unanimous written consents during the year ended December 31, 2006. All directors attended or participated in at least 75% of the aggregate number of meetings of the Board and its committees, on which each director served. All of our directors attended our 2006 Annual Meeting.

Committees of the Board of Directors

We have a Compensation Committee, Audit Committee, Corporate Governance Committee and Nominating Committee, each consisting of independent directors within the meaning of the SEC rules and the rules of the NASDAQ Stock Market. We currently have eight independent directors.

Audit Committee

The Audit Committee of PDGI held 11 meetings and executed one consent during the year ended December 31, 2006. The Audit Committee’s primary role is to:

•	review our accounting policies and issues which may arise in the course of our audit;

•	select and retain our independent registered public accounting firm;

•	approve all audit and non-audit services;

•	review the independence of our auditors; and

•	review the audit and non-audit fees of the auditors.

Our Audit Committee is also responsible for certain corporate governance and legal compliance matters. As part of its compliance responsibilities, our Audit Committee must approve all transactions between us and any executive officer or director as required by NASDAQ Stock Market rules. In addition, our Audit Committee must approve all related hires and all related party transactions, subject to certain de minimis exceptions.

The Audit Committee is governed by its Audit Committee Charter, which may be found on our website at www.pharmanet.com. The members of the Audit Committee are Mr. Jack Levine, C.P.A., chairman, Mr. Arnold Golieb and Mr. David Lucking. Our Audit Committee chairman meets and has discussions frequently with our chief financial officer and participates in disclosure decisions prior to the issuance of press releases and filings with the SEC.

Our Board of Directors has determined that Messrs. Levine and Golieb each qualify as an Audit Committee Financial Expert, as that term is defined by the rules of the SEC and in compliance with the Sarbanes-Oxley Act, and that all of the members of the Audit Committee are independent, as that term is defined by the rules of the SEC and the NASDAQ Stock Market.

Compensation Committee

The Compensation Committee held 19 meetings and executed eight consents during the year ended December 31, 2006. Our Compensation Committee was very active in its efforts to provide incentives to management and our employees in their efforts to address the unique circumstances facing us during 2006. The Compensation Committee is governed by our Compensation Committee Charter, which may be found on our website at www.pharmanet.com. The members of the Compensation Committee are Arnold Golieb, chairman, Jack Levine, C.P.A. and David Lucking. The general responsibilities of our Compensation Committee include:

•	to review and discuss with PDGI management, the Compensation Discussion & Analysis which is included in PDGI’s annual Proxy Statement;

•	approving the compensation of our president and chief executive officer and all other executive officers; and

•	approving all equity grants under our stock plans.

All of the members of the Compensation Committee are independent, as that term is defined by the rules of the SEC and the NASDAQ Stock Market relating to Compensation Committee members.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an officer or employee of our company or any of our subsidiaries. In addition, no member of the Compensation Committee had any relationships with us or any other entity that requires disclosure under the proxy rules and regulations promulgated by the SEC and none of our executive officers served on the Compensation Committee or Board of any company that employed any member of our Board of Directors.

Nominating Committee

The Nominating Committee of PDGI held seven meetings during the year ended December 31, 2006. Our Nominating Committee’s role is to nominate candidates for our Board of Directors. Its duties are governed by our Nominating Committee charter, which may be found on our website at www.pharmanet.com. The members of the Nominating Committee are Mr. David Lucking, chairman, Dr. Lewis R. Elias and Mr. Jack Levine, C.P.A. All of the members of the Nominating Committee are independent, as that term is defined by the rules of the SEC and the NASDAQ Stock Market.

The Nominating Committee will consider nominations made by stockholders who provide written information to the Committee within the time periods specified in our Proxy Statement. The Nominating Committee will consider candidates proposed by stockholders and will evaluate stockholder proposed candidates using the same criteria as for other candidates. Any stockholders who wish to propose candidates to serve as directors to be considered at the 2008 Annual Meeting of Stockholders of PDGI, should provide written notice to the Nominating

Committee in care of PDGI at 504 Carnegie Center, Princeton, New Jersey 08540 Attention: Investor Relations by the dates set forth below in the Stockholder Proposal section of this Proxy Statement.

Corporate Governance Committee

The Corporate Governance Committee of PDGI was formed in January 2007. The Corporate Governance Committee is composed of a minimum of three directors (currently four) who must satisfy the independence requirements of the Securities and Exchange Act of 1934, as amended, the Exchange Act, the rules adopted by the SEC thereunder and the corporate governance and other listing standards of NASDAQ as in effect from time to time. Its duties are governed by our Corporate Governance Committee charter, which may be found on our website at www.pharmanet.com. The members of the Corporate Governance Committee are Peter G. Tombros, chairman, Rolf A. Classon, Dr. Lewis R. Elias and David M. Olivier. All of the members of the Corporate Governance Committee are independent, as that term is defined by the rules of the SEC and the NASDAQ Stock Market.

The duties and responsibilities of the Corporate Governance Committee are set forth in its charter and include the following:

•	develop and recommend to the Board a set of corporate governance guidelines applicable to us and from time to time, review and reassess the adequacy of such guidelines;

•	overseeing an annual self-evaluation of the Board to determine whether it and its committees are functioning effectively; and

•	overseeing the evaluation of the Company’s senior executives in conjunction with the Board’s Compensation Committee.

Communicating with the Independent Directors

Our Board of Directors will give appropriate attention to written communications which are submitted by stockholders, and will respond if and as appropriate. The Chairman, with the assistance of our outside counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate. Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which that we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to: Board of Directors, 504 Carnegie Center, Princeton, New Jersey 08540 Attn: Investor Relations.

Director Compensation

The following table sets forth the compensation paid to our directors in 2006.

	Fees					Change in Pension
	Earned or				Non-Equity	Value and Nonqualified
	Paid in	Stock		Option	Incentive Plan	Deferred Compensation	All Other
	Cash	Awards(1)		Awards	Compensation	Earnings	Compensation
Name	($)	($)		($)	($)	($)	($)	Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)

Jack Levine, C.P.A	172,000	482,339		—	—	—	—	654,339
Rolf A. Classon	8,500	53,994	(2)	—	—	—	—	62,494
Lewis Elias, M.D.	63,000	79,959		—	—	—	—	142,959
Arnold Golieb	97,000	134,319		—	—	—	—	231,319
David Lucking	96,350	79,959		—	—	—	—	176,309
David M. Olivier	3,500	37,397		—	—	—	—	40,897
Per Wold-Olsen	3,500	37,397		—	—	—	—	40,897
Peter G. Tombros	10,500	53,994		—	—	—	—	64,494

(1)	Sets forth the value of the vested portion of the stock award.

(2)	Mr. Classon has elected to defer receipt of the shares underlying his RSUs for tax planning purposes.

On March 23, 2006, our Board of Directors approved the current compensation plan for our non-executive directors. Each director who is not our employee is compensated for services as a director by an annual retainer of $30,000 and a meeting fee of $1,000 for each Board and committee meeting attended in person or by telephone, except for the equity grants described below which are effective upon election at the 2007 annual meeting. In addition to these fees:

The chairman of the Board is also compensated for such service by an additional annual retainer of $60,000 and $62,500 worth of our RSUs or restricted stock as the chairman elects, upon his election at the annual meeting of stockholders of our company, based upon our stock price on the date of grant.

•	The chairman of the Audit Committee is compensated for such service by an additional annual retainer of $10,000.

•	The chairman of the Compensation Committee is compensated for such service by an additional annual retainer of $5,000.

•	The chairman of the Nominating Committee is compensated for such service by an additional annual retainer of $3,500.

•	The chairman of the Corporate Governance Committee is compensated for such service by an additional annual retainer of $5,000.

•	A director who is our employee does not receive any compensation for service as our director.

In addition, the compensation also includes equity grants in which we will issue each non-executive director, at the annual meeting of stockholders of our company, $125,000 worth of our company’s RSUs based upon our stock price on the date of grant. Such RSUs will be subject to vesting over the length of the elected service term, whereby one half vests on December 31 of each year and one half vests at the next annual meeting.

In January 2006, our Board of Directors issued a grant of 20,000 and 3,000 shares of restricted stock to Jack Levine, C.P.A. and Arnold Golieb, respectively, to compensate them for their expanded duties and leadership roles due to the departure of the former chairman and the former CEO of our company. These RSUs vested over a one-year period.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on our review of the Forms 3 and 4 submitted to us during and for 2006, we believe that our directors, executive officers and 10% stockholders have complied with all Section 16(a) filing requirements with the following exceptions: Form 4 filed by Jack Levine, C.P.A. on February 2, 2006, Form 4 filed by Arnold Golieb on February 2, 2006, Form 4 filed by Marc LeBel on May 16, 2006, Form 4 filed by David Natan on May 16, 2006, Form 3 filed by Johane Boucher-Champagne on May 11, 2006 and Form 3 filed by Mark Di Ianni on April 23, 2007. We have instituted a new internal policy which will facilitate the process under which we file future Forms 3 and Forms 4 in order to timely file all future Forms 3 and Forms 4.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the principles underlying our compensation policies and decisions and the principal elements of compensation paid to our executive officers during 2006. Our Chief Executive Officer, Chief Financial Officer and the other executive officers included in the Summary Compensation Table will be referred to as the “named executive officers” for purposes of this discussion. In general, the compensation principles for our named executive officers are similar to those of all our other executive officers.

Compensation Objectives and Philosophy

The Compensation Committee, also referred to herein as the Committee, of the Board of Directors is responsible for the following:

•	to discharge the Board’s responsibilities relating to compensation of our directors and named executive officers;

•	to have overall responsibility for approving and evaluating our director and officer compensation plans, policies and programs;

•	to have responsibility for producing an annual report on executive compensation for inclusion in our proxy statement; and

•	to review and discuss with PDGI management, the Compensation Discussion & Analysis which is included in PDGI’s annual Proxy Statement.

As part of this process, the Committee seeks to accomplish the following objectives with respect to our executive compensation programs:

•	to motivate, recruit and retain executives capable of meeting our strategic objectives;

•	to provide incentives to ensure superior executive performance and successful financial results for us; and

•	to align the interests of executives with the long-term interests of our stockholders.

The Committee seeks to achieve these objectives by:

•	establishing a compensation structure that is both market competitive and internally fair, taking into account the value of the position in the marketplace;

•	linking a substantial portion of compensation to our achievement of long-term and short-term financial objectives and the individual’s contribution to the attainment of those objectives;

•	providing risk for underachievement and upward leverage for overachievement of goals; and

•	providing long-term equity-based incentives and encouraging direct share ownership by executives with the intention of providing incentive-based compensation to encourage a long-term focus on company profitability and stockholder value.

Setting Executive Compensation

In 2006, the Committee engaged Ernst & Young LLP, also referred to herein as E&Y, a nationally recognized compensation consulting firm, to provide competitive compensation data and general advice on our compensation programs and policies for our Chief Executive Officer, and E&Y was available for consultation with the Committee to discuss the compensation programs for our other named executive officers. During 2006, E&Y performed a market analysis of the compensation paid by comparable global drug development services companies and provided the Committee with recommended compensation ranges for the Chief Executive Officer based on the competitive data. In addition, the Chief Executive Officer provided recommendations to the Committee with respect to the compensation packages for those other named executive officers for 2006, and the Committee also reviewed the Chief Executive Officer’s recommendation against compensation paid by comparable global drug development services companies.

It is the Committee’s objective to target each component of compensation listed below to be competitive with comparable positions at peer group companies, and to target the total annual compensation of each named executive officer at the median level for comparable positions at the competitive peer group companies. However, in determining the compensation of each named executive officer, the Committee also considers a number of other factors, including PDGI’s recent performance and the named executive officer’s individual performance, the Chief Executive Officer’s recommendations, the importance of the executive’s position and role in relation to execution of the Company’s strategic plan, and the cost of living in the geographic area in which the named executive officer’s office is located. There is no pre-established policy for allocation of compensation between cash and non-cash components or between short-term and long-term components. Instead, the Committee determines the mix of compensation for each named executive officer based on its review of the competitive data and its subjective analysis of that individual’s performance and contribution to our financial performance. For the Chief Executive Officer, the Committee sets his performance targets and compensation levels based upon the recommendation of the Compensation Committee’s consultants. For other named executive officers, the Committee sets performance targets and compensation levels after receiving recommendations from the Chief Executive Officer.

The peer group used for competitive comparisons in 2006 reflects companies with which we compete for talent and consisted of the following companies: Andrx Corporation, Bioscript Inc., Cambrex Corporation, Charles River Laboratories, Inc., Covance Inc., Dendrite International, Inc., IDEXX Laboratories Inc., Kendle International Inc., KOS Pharmaceuticals Inc., Ligand Pharmaceuticals Inc., Nabi Biopharmaceuticals, Parexel International Corporation, Pharmaceutical Product Development Inc., PRA International, Valeant Pharmaceuticals International and Ventiv Health Inc.

Components of Compensation

For 2006, our executive compensation program included the following components:

•	base salary;

•	annual short-term cash incentives;

•	long-term equity incentive awards;

•	retirement benefits;

•	perquisites; and

•	change in control and other severance arrangements.

The Committee seeks to align the named executive officers’ and shareholders’ interests in a pay for performance environment. On average, a large portion of an executive officer’s total compensation is at risk, with the amount actually paid tied to achievement of pre-established objectives and individual goals.

Base Salary

In General — It is the Committee’s objective to set a competitive rate of annual base salary for each named executive officer. The Committee believes competitive base salaries are necessary to attract and retain top quality executives, since it is common practice for public companies to provide their executive officers with a guaranteed annual component of compensation that is not subject to performance risk. The Committee will work with E&Y to establish salary ranges for the named executive officers, with minimum to maximum opportunities that cover the normal range of market variability. The actual base salary for each named executive officer is then derived from those salary ranges based on his or her responsibility, tenure, past performance and market comparability.

Changes for 2007 — For 2007, each named executive officer’s salary was increased to cover cost of living increases based on the Consumer Price Index for all Urban Consumers issued by the Bureau of Labor Statistics of the US Department of Labor using the years 1982-1984 as a base of 100, as provided for under each named executive officer’s employment agreement, and in certain instances, to a greater or lesser amount, as set forth in the table below, as a result of, amongst other things, a change in the named executive officer’s position and/or performance review. The table below shows annual 2006 and 2007 base salary rates for each named executive officer:

		2006		2007	%
Name	Title	Salary		Salary(2)	Increase

Jeffrey P. McMullen	President and Chief Executive Officer	$650,000		$695,000	7%
John P. Hamill	Executive Vice President, Chief Financial Officer, Secretary and Treasurer	$375,000	(1)	$390,000	4%
Johane Boucher-Champagne	Executive Vice President Early Clinical Development	$325,000		$351,000	8%
Mark Di Ianni	Executive Vice President, Strategic Initiatives and President, Early Development	$325,000		$400,000	23%
David Natan	Executive Vice President Reporting and Analysis	$356,000	(1)	$360,984	1.4%
Dr. Thomas J. Newman	Executive Vice President Late Stage Development and Chief Operating Officer	$475,000		$494,000	4%

Marc LeBel(3)	Executive Vice President Bioanalytical Laboratories	$411,976		N/A	N/A

(1)	Annual salary which became effective August 24, 2006.

(2)	Effective January 1, 2007.

(3)	Effective March 18, 2007, Marc LeBel is no longer an employee of PDGI.

Annual Bonuses

In General — As part of their compensation package, our named executive officers have the opportunity to earn annual cash incentive awards. Such cash awards are designed to reward superior executive performance while reinforcing our short-term strategic operating goals. Each year, the Committee establishes a target award for each named executive officer based on either a percentage of base salary or a specific dollar amount. Annual bonus targets as a percentage of salary increase with executive rank so that for the more senior executives, a greater proportion of their total cash compensation is contingent upon annual performance.

2006 Performance Measures and Payouts — Target bonus awards for 2006 ranged from 35% to 65% of base salary for the named executive officers, other than the Chief Executive Officer whose target bonus award was 150% of his base salary, and were payable based on the Committee’s subjective review of both PDGI’s performance and individual performance.

In March, 2007, the Committee, on the basis of its assessment of our financial results for 2006 and the individual performance of each named executive officer for that year, awarded annual bonuses at 100% of target for the Chief Executive Officer, and 0 to 100% of target for the other named executive officers. Such bonuses were primarily based on a comparison of budgeted GAAP EBIT compared to actual GAAP EBIT. For all named executive officers, other than the Chief Executive Officer, the target bonus is comprised 70% of company/financial performance goals and 30% of individual performance goals. The Chief Executive Officer’s bonus for 2006 was expressly provided for in his employment agreement. The table below details 2006 annual bonus targets and actual payouts for each of the named executive officers.

		2006 Bonus
		Actual
		Company	Individual				Bonus
		Performance	Performance	Discretionary		Total	(% of
Name	Title	Bonus	Bonus	Bonus		Bonus	Salary)(2)

Jeffrey P. McMullen	President and Chief Executive Officer	$325,000	—	$650,000	(1)	$975,000	150%
John P. Hamill	Executive Vice President, Chief Financial Officer, Secretary and Treasurer	$108,751	$101,296	—		$210,047	56%
Johane Boucher-Champagne	Executive Vice President Early Clinical Development	$54,985	$58,678	—		$113,663	35%
Mark Di Ianni	Executive Vice President, Strategic Initiatives and President, Early Development	$64,104	$34,821	—		$98,925	30	%(3)
David Natan	Executive Vice President Reporting and Analysis	$137,016	$55,821	$80,000	(4)	$272,837	54%
Dr. Thomas J. Newman	Executive Vice President Late Stage Development and Chief Operating Officer	$149,722	$92,243	—		$241,965	51%
Marc LeBel(5)	Executive Vice President Bioanalytical Laboratories	$84,298	$21,024	—		$105,322	26%

(1)	Awarded pursuant to the terms of Mr. McMullen’s employment agreement as set forth in greater detail below.

(2)	Percentage of 2006 annualized salary.

(3)	Mr. Di Ianni’s bonus is reflective of the fact that he only recently became an executive officer of the Company.

(4)	In connection with his appointment to EVP Reporting and Analysis, as consideration for waiving the termination clause in his existing employment agreement, Mr. Natan received an additional cash bonus of $80,000 which was paid in two installments, one payment in 2006 and one payment in 2007.

(5)	Effective March 18, 2007, Marc LeBel is no longer an employee of PDGI.

Change for 2007 — Opportunities for annual bonus, if any, have been and will be based on achievement of pre-established objectives and individual goals for each named executive officer and a subjective review of that individual’s performance. The established goals and objectives will generally have threshold, target, and maximum levels of performance, with corresponding increasing payouts for each level of achievement. Corporate performance targets may include such measures as annual EPS growth and other strategic plan metrics. Individual performance targets may include operational and financial metrics, regulatory compliance metrics, and delivery of specific programs, plans, and budgetary objectives identified and documented at the beginning of each year. It is the Committee’s intention to base a greater percentage of the annual award payout on corporate as opposed to individual performance for higher level executives, with 100% of the Chief Executive Officer annual bonus tied to the attainment of corporate performance objectives.

For 2007, our management is currently working with its compensation consultant to determine the award program for senior management for 2007, and it will make its recommendations to the Committee. The Committee will then review such recommendations with its compensation consultant and approve the award program for the Chief Executive Officer and other named executive officers for 2007.

Long-Term Incentive Equity Awards

In General — A portion of each named executive officer’s, compensation is provided in the form of long-term incentive equity awards. It is the Committee’s belief that properly structured equity awards are an effective method of aligning the long term interests of our named executive officers with those of our stockholders.

Named executive officers as well as non-executive officers are eligible to receive long-term incentive awards.

Beginning with 2006, equity awards were made in the form of restricted stock units. The Committee will follow a grant practice of tying equity awards to its annual year-end review of individual performance, its assessment of our performance and our financial results. Accordingly, it is expected that any equity awards to the named executive officers will be made on an annual basis promptly after the release of our financial results. As discussed above, the Committee is currently working on establishing long-term incentive grant guidelines for eligible named executive officers each year based on competitive annual grant data provided by management’s compensation consultant and by E&Y, the Committee’s compensation consultant.

2006 Awards — Beginning with 2006, equity grants to our named executive officers were in the form of restricted stock units, also referred to herein as RSUs. Each RSU entitles the recipient to receive one share of our common stock upon vesting or upon a designated date or event following such vesting.

The Chief Executive Officer received an RSU award in June 2006 covering 62,461 shares of common stock, and each of the other named officers received an RSU award in June 2006 in accordance with the policy summarized above. All of the RSU awards vest in six equal semi-annual installments over the three year period of service measured from the award date, subject to accelerated vesting upon a change in control or termination of employment under certain circumstances.

In addition to the foregoing, our Chief Executive Officer also received a grant of 60,000 RSUs which shall vest only if we meet or exceed the non-GAAP earnings per share target for 2008 set by the Committee. Non-GAAP earnings are defined as GAAP earnings, plus amortization of intangibles and plus equity compensation expense under Statement 123(R). If the 2008 non-GAAP earnings per share target is met, the RSUs shall vest and the 60,000 RSUs shall all be delivered to our Chief Executive Officer promptly upon filing our Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2008.

In addition, our Chief Financial Officer, in connection with his appointment, effective August 24, 2006, also received an immediate grant of 21,000 RSUs which shall vest in equal increments on December 31st and June 30th over three (3) years and an immediate grant of 25,000 RSUs which vests only if we meet or exceed the 2008 non-GAAP targets as established by the Committee.

Finally, in connection with the appointment of Dr. Thomas J. Newman to serve as our Executive Vice President, Late Stage Development, on August 24, 2006, the Committee determined that Dr. Newman is entitled to receive an immediate grant of 10,000 RSUs which shall vest on December 31st and June 30th over three (3) years.

It is the Committee’s belief that RSU awards are essential to the retention of the named executive officers, crucial to our long-term financial successes and will help to advance the share ownership guidelines, which may be established by the Committee for the executive officers. The RSUs have vesting schedules which provide a meaningful incentive for the named executive officer to remain in our service. These equity awards also serve as an important vehicle to achieve the Committee’s objective of aligning management and stockholder interests. Equity awards in the form of RSUs promote all of these objectives in a manner which is less dilutive to the stockholders than traditional option grants and provide a more direct correlation between our compensation cost that we must record for financial accounting purposes and the value delivered to the named executive officers.

Executive Benefits and Perquisites

In General — The named executive officers also are provided with certain market competitive benefits and perquisites. It is the Committee’s belief that such benefits are necessary for us to remain competitive and to attract and retain top caliber executive officers, since such benefits are typically provided by companies in the drug development services industry and with other companies with which we compete for executive talent.

Retirement Benefits — The named executive officers participate in the company-wide 401(k) plan, but they do not have any additional retirement benefits.

Other Benefits and Perquisites — All administrative employees, including the named executive officers, are eligible to receive standard health, disability, life and travel insurance, and professional development benefits. However, the named executive officers do not pay any premiums toward health insurance. In addition, from time to time, the Company makes tickets to cultural and sporting events available to the named executive officers for business purposes. If not utilized for business purposes, they are made available to the named executive officers and other employees for personal use.

Furthermore, we provide certain of our executive officers with a stipend to use towards perquisites selected by the named executive officers in the following amounts:

		Amount of Total		Amount of Tax
Name	Title	Perquisites (2006)		Gross-Up(1)	Total

Jeffrey P. McMullen	President and Chief Executive Officer	$32,500	(2)	$22,565	$55,065
John P. Hamill	Executive Vice President, Chief Financial Officer, Secretary and Treasurer	$22,050	(3)	$14,250	$36,300
Johane Boucher-Champagne	Executive Vice President Early Clinical Development	$11,899	(4)	—	$11,899
Mark Di Ianni	Executive Vice President, Strategic Initiatives and President, Early Development	$8,769	(5)	—	$8,769
David Natan	Executive Vice President Reporting and Analysis	$19,500	(6)	$10,500	$30,000
Dr. Thomas J. Newman	Executive Vice President Late Stage Development and Chief Operating Officer	$12,000	(5)	—	$12,000
Marc LeBel(7)	Executive Vice President Bioanalytical Laboratories	$19,500		$6,825	$26,325

(1)	The Committee also agreed to pay the federal and state income taxes associated with such perquisites for Messers. McMullen, Hamill, Natan and LeBel.

(2)	Mr. McMullen’s employment agreement awarded him perquisites up to the amount of $32,500.

(3)	Mr. Hamill’s employment agreement awarded him perquisites up to the amount of $25,000.

(4)	Represents car allowance for 2006.

(5)	The executive’s current employment agreement provides for a $12,000 car allowance.

(6)	Mr. Natan’s employment agreement awarded him perquisites up to the amount of $19,500.

(7)	Effective March 18, 2007, Marc LeBel is no longer an employee of PDGI.

Executive Severance Plan and Chief Executive Officer Employment Agreement

Executive Severance.  Certain of our named executive officer’s employment agreements contain severance provisions. Below is a chart which summarizes the severance provisions for each of our named executive officers.

		Number of Months of	Number of Months of
		Severance for	Severance for
		Termination Upon	Termination Without
Name	Title	Change in Control	Cause

Jeffrey P. McMullen	President and Chief Executive Officer	36	36
John P. Hamill	Executive Vice President, Chief Financial Officer, Secretary and Treasurer	24	24
Johane Boucher-Champagne	Executive Vice President Early Clinical Development	N/A	12
Mark Di Ianni	Executive Vice President, Strategic Initiatives and President, Early Development	N/A	24
David Natan	Executive Vice President reporting and Analysis	N/A	24
Dr. Thomas J. Newman	Executive Vice President Late Stage Development and Chief Operating Officer	N/A	24
Marc LeBel(1)	Executive Vice President Bioanalytical Laboratories	N/A	N/A

(1)	Effective March 18, 2007, Marc LeBel is no longer an employee of PDGI.

We provided certain of our named executive officers with severance benefits in the event their employment terminates under certain defined circumstances. With the exception of our Chief Executive Officer whose term of severance is 36 months and Ms. Boucher-Champagne, whose term of severance is 12 months, as illustrated by the chart above, the exact term of severance is for a 24 month period if their employment is terminated by us without cause or they resign for good reason, as defined in their respective employment agreements. However, for our Chief Executive Officer and Chief Financial Officer, in the event either the Chief Executive Officer or Chief Financial Officer resigns as a result of a change in control, as defined in his respective employment agreement, Mr. McMullen shall receive 36 months of severance and Mr. Hamill shall receive 24 months of severance. Messers. Natan and Di Ianni and Dr. Newman and Ms. Boucher-Champagne do not automatically receive severance in the event of a change in control, unless he or she is terminated without cause in connection with a change in control. The principal features of the named executives employment agreements are summarized below in the section of the proxy statement entitled “Employment Agreements, Termination of Employment and Change in Control Agreement.” It is the Committee’s understanding that the severance benefits provided under the employment agreements are representative of the severance benefits payable to long-tenured executive officers in the drug development services industry. The severance awarded to our named executive officers has been designed to provide a level of financial security to the named executive officers which will assure their continued attention and commitment to our strategic business objectives, even in change in control situations, where applicable, where their continued employment may be at risk. It is the Committee’s belief such financial protection for our Chief Executive Officer and Chief Financial Officer is necessary in connection with a change in control transaction in order to eliminate any potential financial conflicts such named executive officers may have while evaluating the merits of a potential transaction.

Chief Executive Officer Employment Agreement — In connection with the appointment of Jeffrey P. McMullen to serve as our President and Chief Executive Officer, on May 9, 2006, the Committee negotiated and approved the terms of a new three year employment agreement with our Chief Executive Officer which became effective as of January 1, 2006, and replaces his previous contract described above. The financial terms of the employment agreement of Mr. McMullen were determined by the Committee after consulting with the Committee’s independent compensation consulting firm. The employment agreement was executed on June 30, 2006 and was effective as of January 1, 2006 with a term of three years, and the other material terms of the employment agreement are as follows:

•	Base annual salary of $650,000 plus annual 4% cost of living increases, or greater as may be determined by the Committee;

•	2006 annual incentive or bonus comprised of two parts: (i) 1.5% of our 2006 operating earnings, as adjusted, subject to a maximum bonus of $325,000, provided, that, 2006 operating earnings is at least a certain minimum dollar amount set by the Committee; and (ii) discretion of the Committee based on its evaluation of the overall performance of Mr. McMullen and of PDGI, from a financial point of view and/or from an operating perspective, which discretionary sum shall not exceed $650,000 and may be zero depending upon performance;

•	Payment of a 2007 and 2008 annual incentive which shall be determined by the Committee annually;

•	Long-term incentives consisting of time-based and performance-based grants of RSUs as follows: Mr. McMullen was granted 62,461 RSUs on June 30, 2006 with 10,411 RSUs vesting on June 30, 2006, subject to employment with us on such date and 10,410 RSUs vesting on each of December 31st and June 30th during the remainder of the term of the employment agreement, subject to employment with us on the applicable vesting date. Such RSUs shall be delivered to Mr. McMullen as they vest on June 30, 2006. Mr. McMullen also received a grant of 60,000 RSUs which shall vest only if we meet or exceed the non-GAAP earnings per share target for 2008. Non-GAAP earnings are defined as GAAP earnings, plus amortization of intangibles and plus equity compensation expense under Statement 123(R). If the 2008 non-GAAP earnings per share target is met, the RSUs shall vest and the 60,000 RSUs shall all be delivered to Mr. McMullen promptly upon filing the Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2008. In consideration of the foregoing grants of RSUs, Mr. McMullen agreed to surrender options to purchase 135,000 shares of common stock previously granted to him in December 2004;

•	Future long-term incentives — the Committee shall consider additional grants of equity compensation as long-term incentives for each of 2007 and 2008;

•	Perquisites — Mr. McMullen will be entitled to perquisites selected by him, up to a limit of $32,500 per each calendar year during the term, and we shall reimburse him for income taxes incurred from the perquisites at the effective tax rate of 35% for federal taxes, plus state taxes; and

•	Severance — Three years for termination without cause or for good reason or due to a change in control.

IRC Section 162(m) compliance

As a result of Section 162(m) of the Internal Revenue Code, publicly-traded companies such as us are not allowed a federal income tax deduction for compensation, paid to the Chief Executive Officer and the four other highest paid executive officers, to the extent that such compensation exceeds $1 million per officer in any one year and does not otherwise qualify as performance-based compensation. Currently, our stock option compensation packages are structured so that compensation deemed paid to an executive officer in connection with the exercise of a stock option should qualify as performance-based compensation that is not subject to the $1 million limitation. However, other awards, like RSUs, made under that Plan may or may not so qualify. In establishing the cash and equity incentive compensation programs for the executive officers, it is the Committee’s view that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the Committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation, including cash bonus programs tied to our financial performance and restricted stock units awards, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. It is the Committee’s belief that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to our financial success, even if part of that compensation may not be deductible by reason of the Section 162(m) limitation. For 2006, a portion (including the compensation expense for equity awards) of the total amount of compensation paid by us to our Chief Executive Officer (whether in the form of cash payments or upon the exercise or vesting of equity awards) was not deductible and is affected by the Section 162(m) limitation.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation, Discussion and Analysis with management, and based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation, Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and Proxy Statement.

This report is submitted on behalf of the Compensation Committee.
Arnold Golieb, Chairman
Jack Levine, C.P.A.
David Lucking

Summary Compensation Table

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during the year ended December 31, 2006 awarded to, earned by or paid to our named executive officers.

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
							Incentive	Deferred
						Option	Plan	Compensation
Name and		Salary			Stock	Awards	Compensation	Earnings	All Other		Total
Principal Position	Year	($)(1)	Bonus ($)(2)		Awards ($)(3)	($)	($)	($)	Compensation($)(4)		($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)		(j)

Jeffrey P. McMullen	2006	$663,531	$975,000		$494,475	—	—	—	$70,332	(5)	$2,203,338

(President and Chief Executive Officer)

John P. Hamill	2006	$320,294	$210,047		$182,981	—	—	—	$46,879	(6)	$760,201

(EVP and Chief Financial Officer, Treasurer and Secretary)

Johane Boucher Champagne	2006	$291,425	$113,663		$121,900	—	—	—	$23,480	(7)	$550,468

(EVP Early Clinical Development)(13)

Mark Di Ianni	2006	$275,400	$98,925		$121,900	—	—	—	$19,734	(8)	$515,959

(EVP Strategic Initiatives/President Early Stage Development)

David Natan	2006	$395,547	$272,837	(16)	$91,950	—	—	—	$41,320	(9)	$801,654

(EVP Reporting and Analysis)

Thomas J. Newman	2006	$475,000	$214,965		$182,000	—	—	—	$26,081	(10)	$898,046

(EVP Late Stage Development)

Gregory B. Holmes (14)	2006	$314,975	$100,000		—	—	—	—	$30,591	(11)	$445,566

Marc LeBel (13)(15)	2006	$386,639	$105,322		$169,776	—	—	—	$26,325	(12)	$688,062

(1)	Such amount represents actual salary paid in 2006.

(2)	Such amount represents bonus earned in 2006, but which may have been paid in 2007.

(3)	Such amount represents dollar amount recognized for financial reporting purposes with respect to the fiscal year in accordance with FAS 123(R).

(4)	Perquisites identified in this column primarily include auto allowance, financial planning costs and healthcare costs not otherwise covered by insurance. We incur expenses to ensure that our employees, including our executive officers, are readily accessible to us and our customers at all times and to promote our commitment to provide our employees and executives with the necessary resources and items of technology to allow them to operate effectively in and out of the office at all times of the day as necessary. Specifically, we reimburse the named executive officers for home data line costs, home fax line costs and cell phone costs used primarily for business purposes and provide a PDA device to the named executive officers for business purposes. We also reimburse for these costs or provide these devices to all of our other officers. However, we do not view these expenses as executive perquisites because they are essential to the efficient performance of their duties and are comparable to the benefits provided to a broad-based group of our employees. Accordingly, all other income does not include the incremental cost for these technology devices.

(5)	Such amount includes: (i) perquisites in the amount of $32,500; (ii) tax gross-ups in the amount of $22,565; (iii) 401(k) paid match in the amount of $10,000; (iv) paid life insurance premium in the amount of $5,267; and (v) grossed-up value of a watch in the amount of $1,766.

(6)	Such amount includes: (i) perquisites in the amount of $22,050; (ii) tax gross-ups in the amount of $14,250; (iii) 401(k) paid match in the amount of $7,561; (iv) paid life insurance premium in the amount of $1,209; and (v) grossed-up value of a watch in the amount of $1,809.

(7)	Such amount includes: (i) perquisites in the amount of $11,899; and (ii) Registered Retirement Savings Plan paid match in the amount of $11,581.

(8)	Such amount includes: (i) perquisites in the amount of $8,769; (ii) 401(k) paid match in the amount of $10,000; and (iii) paid life insurance premium in the amount of $965.

(9)	Such amount includes: (i) perquisites in the amount of $19,500; (ii) tax gross-ups in the amount of $10,500; (iii) 401(k) paid match in the amount of $10,000; (iv) paid life insurance premium in the amount of $1,320.

(10)	Such amount includes: (i) perquisites in the amount of $12,000; (ii) 401(k) paid match in the amount of $10,000; (iii) paid life insurance premium in the amount of $2,300; and (v) grossed-up value of a watch in the amount of $1,781.

(11)	Such amount includes: (i) perquisites in the amount of $19,969; (ii) 401(k) paid match in the amount of $9,961; and (iii) paid life insurance premium in the amount of $660.

(12)	Such amount includes: (i) perquisites in the amount of $19,500; and (ii) tax gross-ups in the amount of $6,825.

(13)	Amounts are expressed in U.S. Dollars based upon the annual exchange rate between U.S. Dollars and Canadian Dollars.

(14)	Dr. Holmes resigned as President of Corporate Development of our company effective on June 20, 2006.

(15)	Effective March 18, 2007, Marc LeBel is no longer an employee of PDGI.

(16)	In connection with his appointment to EVP Reporting and Analysis, as consideration for waiving the termination clause in his existing employment agreement, Mr. Natan received an additional cash bonus of $80,000 which was paid in two installments, one payment in 2006 and one payment in 2007.

Executive Compensation Agreements

Our Board of Directors elected Mr. Jeffrey P. McMullen to serve as our Chief Executive Officer effective as of December 31, 2005, and our Board appointed him as our President on March 31, 2006. Mr. McMullen continues to serve as Chief Executive Officer and President of our wholly-owned subsidiary, PharmaNet, Inc.

In connection with the appointment of Jeffrey P. McMullen to serve as President and Chief Executive Officer of our company, on May 9, 2006, the Compensation Committee negotiated and approved the terms of a new three year employment agreement with Mr. McMullen which was effective as of January 1, 2006. The financial terms of the employment agreement of Mr. McMullen were determined by the Compensation Committee after consulting with the Compensation Committee’s independent compensation consulting firm. The employment agreement was executed on June 30, 2006 and was effective as of January 1, 2006 with a term of three years, and the other material terms of the employment agreement are as follows:

•	Base annual salary of $650,000 plus annual 4% cost of living increases, or greater as may be determined by the Compensation Committee;

•	2006 annual incentive or bonus comprised of two parts: (i) 1.5% of 2006 PharmaNet operating earnings, as adjusted, subject to a maximum bonus of $325,000, provided, that, 2006 PharmaNet operating earnings is at least a certain minimum dollar amount set by the Compensation Committee; and (ii) discretion of the Compensation Committee based on its evaluation of the overall performance of Mr. McMullen and of PDGI, from a financial point of view and/or from an operating perspective, which discretionary sum shall not exceed $650,000 and may be zero depending upon performance;

•	The 2007 and 2008 annual incentive shall be determined by the Compensation Committee annually;

•	Long-term incentives consisting of time-based and performance-based grants of RSUs as follows: Mr. McMullen was granted 62,461 RSUs on June 30, 2006 with 10,411 RSUs vesting on June 30, 2006, subject to employment with PDGI on such date and 10,410 RSUs vesting on each of December 31st and June 30th during the remainder of the term of the employment agreement, subject to employment with PDGI on the applicable vesting date. Such RSUs shall be delivered to Mr. McMullen as they vest on June 30, 2006. Mr. McMullen also received a grant of 60,000 RSUs which shall vest only if PDGI meets or exceeds non-GAAP earnings per share target for 2008. Non-GAAP earnings are defined as GAAP earnings, plus amortization of intangibles and plus equity compensation expense under Statement 123(R). If the 2008 non-GAAP earnings per share target is met, the RSUs shall vest and the 60,000 RSUs shall all be delivered to Mr. McMullen promptly upon filing the Form 10-K of PDGI with the Securities and Exchange Commission for the year ended December 31, 2008. In consideration of the foregoing grants of RSUs, Mr. McMullen has agreed to surrender options to purchase 135,000 shares of common stock previously granted to him in December 2004;

•	Future long-term incentives — the Compensation Committee shall consider additional grants of equity compensation as long-term incentives for each of 2007 and 2008;

•	Perquisites — Mr. McMullen will be entitled to perquisites selected by him, up to a limit of $32,500 per each calendar year during the term, and PDGI shall reimburse him for income taxes incurred from the perquisites at the effective tax rate of 35%, plus applicable state taxes. Perquisites shall not include benefits generally available to all other PDGI employees; and

•	Severance — Three years for termination without cause or for good reason or due to a change in control.

On August 24, 2006, the Compensation Committee of PDGI negotiated and approved the terms of a new employment agreement for John P. Hamill. The employment agreement became effective as of August 24, 2006 for a term of three years. The other material terms of the employment agreement are as follows:

•	Annual Base Salary: Base annual salary of $375,000, provided, however, that the annual base salary shall be $390,000 effective January 1, 2007, which shall be adjusted annually by the greater of the Consumer Pricing Index, 4%, or an amount to be determined by the Compensation Committee;

•	Annual Cash Incentive: Mr. Hamill shall be eligible to receive an annual cash incentive to be approved by the Compensation Committee;

•	Long-Term Incentive: Mr. Hamill shall be eligible to receive annual grants of RSUs. He shall receive an immediate grant of 21,000 RSUs which shall vest in equal increments on December 31st and June 30th over three years and an immediate grant of 25,000 RSUs which shall vest only if PDGI meets or exceeds non-GAAP earnings per share target for 2008.

•	Perquisites: Mr. Hamill shall be entitled to perquisites selected by him, up to a limit of $25,000 per each calendar year during the term, and PDGI shall reimburse him for income taxes incurred from the perquisites at the effective tax rate of 35% plus applicable state and local taxes, if any. Perquisites shall not include benefits generally available to all other PDGI employees; and

•	Severance: 24 months severance if terminated without cause or for good reason or due to a change in control.

On August 24, 2006, the Compensation Committee decided to amend the terms of David Natan’s current employment in connection with this new position as Executive Vice President of Reporting and Analysis. The amended terms of the employment agreement became effective as of August 24, 2006 for a term of three years. The other material terms of the employment agreement are as follows:

•	Annual Base Salary: Base annual salary of $356,000, provided, however, that the annual base salary shall be $360,984 effective January 1, 2007, which shall be adjusted annually by the greater of the Consumer Pricing Index, 4%, or an amount to be determined by the Compensation Committee;

•	Annual Cash Incentive: Mr. Natan shall be eligible to receive an annual cash incentive to be approved by the Compensation Committee;

•	Long-Term Incentive: Mr. Natan shall be eligible to receive annual grants of RSUs or other equity incentive grants as may be issued from time to time by the Compensation Committee under the company’s incentive plans;

•	Additional Compensation: Mr. Natan shall receive payment of $80,000 (in lieu of waiving the termination clause in existing agreement) $40,000 of which shall be payable immediately and $40,000 of which shall be payable February 24, 2007; and

•	Severance: 24 months termination without cause or for good reason.

On August 24, 2006, the Compensation Committee of PDGI negotiated and approved the terms of a new employment agreement for Dr. Thomas J. Newman. The employment agreement was effective as of August 24, 2006 for a term of three years. The other material terms of the employment agreement are as follows:

•	Annual Base Salary: Base annual salary of $475,000, provided, however, that the annual base salary shall be $494,000 effective January 1, 2007, which shall be adjusted annually by the greater of the Consumer Pricing Index, 4%, or an amount to be determined by the Compensation Committee;

•	Annual Cash Incentive: Dr. Newman shall be eligible to receive an annual cash incentive to be approved by the Compensation Committee;

•	Long-Term Incentive: Dr. Newman shall be eligible to receive annual grants of RSUs or other equity incentive grants as may be issued from time to time by the Compensation Committee under the company’s incentive plans;

•	Perquisites: Dr. Newman shall be entitled to receive a per month motor vehicle allowance equivalent to one thousand dollars ($1,000) per month; and

•	Severance: 24 months severance if terminated without cause or for good reason.

The Board appointed Ms. Johane Boucher-Champagne to serve as Executive Vice President of Early Clinical Development of PDGI effective as of April 28, 2006. Ms. Boucher-Champagne was recently appointed to serve as President and Chief Executive Officer of Anapharm, Inc. She continues to serve as Chief Operating Officer of Anapharm, Inc. In connection with her employment as Chief Operating Officer of Anapharm, Inc., in March 2002, Johane Boucher-Champagne entered into an employment agreement with Anapharm, Inc. Pursuant to the employment agreement, she is entitled to receive:

•	Annual Base Salary: Base annual salary of $325,000, which shall be adjusted annually by the greater of the Consumer Pricing Index, 4%, or an amount to be determined by the Compensation Committee;

•	Annual Cash Incentive: Ms. Boucher-Champagne shall be eligible to receive an annual cash incentive to be approved by the Compensation Committee;

•	Long-Term Incentive: Ms. Boucher-Champagne shall be eligible to receive annual grants of RSUs or other equity incentive grants as may be issued from time to time by the Compensation Committee under the company’s incentive plans; and

•	Severance: 12 months severance if terminated without cause or for good reason; provided, however, that such amount shall terminate once the individual finds any employment(s) or other relationship(s) (such as consultant or contractor) with any other person which in the aggregate provide the individual, directly or indirectly, with compensation equal to at least 80% of the individual’s then applicable base salary.

The Board appointed Mr. Mark Di Ianni to serve as president, early stage development of PDGI on December 15, 2006. In connection with the prior appointment of Mr. Di Ianni to serve as executive vice president, strategic initiatives of PDGI, Mr. Di Ianni entered into an employment agreement with PDGI on May 4, 2006. Pursuant to the Employment Agreement, he is entitled to receive:

•	Annual Base Salary: Base annual salary of $325,000, which shall be adjusted annually by the greater of the Consumer Pricing Index, 4%, or an amount to be determined by the Compensation Committee;

•	Annual Cash Incentive: Mr. Di Ianni shall be eligible to receive an annual cash incentive to be approved by the Compensation Committee;

•	Long-Term Incentive: Mr. Di Ianni shall be eligible to receive annual grants of RSUs or other equity incentive grants as may be issued from time to time by the Compensation Committee under the company’s incentive plans; and

•	Severance: 24 months severance if terminated without cause or for good reason.

Since its initial public offering in 2000, PDGI has provided clawback provisions in option agreements which cancel existing options and require forfeiture of profits where the employee has been terminated for cause or following resignation or termination violates non-compete or confidentiality provisions of employment or other agreements. This practice has been continued and also applies to the RSUs described above.

In addition, the new employment agreements authorize the Compensation Committee, in the event it learns that an executive or the company is subject to any investigation involving possible violations of the United States securities laws, to cause the company to withhold all payments which the Committee believes may be considered to be subject to the provisions of Section 1103 of the Sarbanes-Oxley Act of 2002.

We do not have any formal pension, profit sharing or such other similar plans covering all of our employees including the individuals specified above, other than our 1999 Stock Plan, our 2004 Employee Stock Purchase Plan (“ESPP”), and two 401(k) plans. The ESPP permits our non-executive officer employees to purchase shares of our common stock at 85% of the lower of fair market value on the first or last day of each six-month purchase period. We also have a 2004 Acquisition Stock Option Plan pursuant to which we granted stock options to certain PharmaNet executives. We do not intend to grant any additional options under this Plan beyond those granted in 2004. The two

401(k) plans for our United States employees consists of one current plan for employees of PDGI and its U.S. subsidiaries, and the other 401(k) plan was for PharmaNet and its U.S. subsidiaries. We reviewed both of the 401(k) plans for comparability of benefits as a result of the merger with PharmaNet, and we expected to consolidate them by December 2005. PharmaNet maintained a 401(k) plan for its United States employees, which has been frozen pending receipt of approval from the Internal Revenue Service. Because of certain issues arising with the PharmaNet 401(k) plan prior to our acquisition, we cannot presently merge the plans. Effective January 1, 2006, PharmaNet and PDGI employees participate in one 401(k) plan. This plan provides for a discretionary contribution by employees, and it also provides for a discretionary profit sharing contribution by PDGI. The Company has filed with the Internal Revenue Service a proposal to correct certain operational errors identified under the PharmaNet, Inc. Employees’ Savings and Profit Sharing Plan pursuant to the Internal Revenue Service’s Employee Plans Compliance Resolution System. Since the application is currently pending before the Internal Revenue Service, it is currently not possible to determine the cost of correction, if any.

Severance Agreements

As of December 31, 2005, Lisa Krinsky and Arnold Hantman both resigned from their positions at our company. As previously disclosed, pursuant to their severance agreements, Arnold Hantman received approximately $2.025 million, and Lisa Krinsky received approximately $1.8 million, paid one-half in early January 2006 and the balance was placed in escrow and was subsequently released as of June 30, 2006, subject to withholding taxes. Both Arnold Hantman and Lisa Krinsky agreed to extend their post-employment non-competition agreements from 12 months to 24 months. Had their employment agreements been terminated without cause, Arnold Hantman and Lisa Krinsky would each have been entitled to an immediate payment of three times their base salaries and immediate vesting of all outstanding options and RSUs. As part of their severance agreements, each waived their right to 15,913 RSUs and 32,520 options that would have vested upon termination without cause. Additionally, bonuses for the 12-month period ending March 31, 2006, of approximately $260,000, of which would have accrued by December 31, 2005, was not be paid. By entering into the severance agreements, PDGI incurred a one-time fourth quarter charge of approximately $3.825 million rather than approximately $4.8 million had these executives been terminated without cause under their employment agreements. Lisa Krinsky’s severance was less because she agreed to the reduction which covered amounts previously paid to a relative.

On June 19, 2006, we announced that Dr. Holmes, resigned as President of Corporate Development of our company effective June 20, 2006 and as a director of the company effective June 13, 2006. On June 27, 2006, we executed a separation agreement with Dr. Holmes pursuant to which we agreed in principal upon the following material terms: (i) 18 months severance (approximately $900,000, of which $450,000 was paid for tax reasons in January, 2007, per the terms of his severance agreement with the remainder to be paid $50,000 per month) conditioned upon execution of a separation agreement, with a general release; (ii) the continuation of all non-compete restrictions contained in Dr. Holmes’ current employment agreement for a period of 18 months; (iii) the acceleration of vesting of 11,935 shares of restricted stock previously awarded to Dr. Holmes; (iv) the payment of health insurance for one year following his separation; and (v) the payment of perquisites and other expenses previously incurred as of his separation date. The terms of the separation agreement were filed in a Form 8-K on June 19, 2006.

As previously reported, Marc LeBel is no longer employed by PDGI. On March 26, 2007, Anapharm, Inc. entered into a Transaction, Release and Discharge with Mr. LeBel. Under the terms of that agreement, PDGI’s (and Anapharm, Inc.) obligations are as follows:

•	Anapharm, Inc. will pay Mr. LeBel a total gross sum of $935,990 CAD (approximately $800,000 USD based upon the average exchange rates for the quarterly period January 1, 2007 through March 29, 2007) in equal installments over 24 months which payments represent compensation equivalent to 24 months salary. The first payment is due on the first day of the seventh month following the execution of the agreement;

•	Mr. LeBel forfeited his right to any unvested stock options or RSUs not vested as of the Separation Date (as that term is defined in the agreement);

•	Mr. LeBel waived and released any and all claims against the Releasees (as that term is defined in the agreement); and

•	For a 24 month period, Mr. LeBel shall not (i) solicit any customers of PDGI or its subsidiaries, (ii) solicit any employees of PDGI or its subsidiaries and (iii) shall remain bound by the terms of the Non-Competition clause set forth in section 8(a) of his employment agreement.

Grants of Plan-Based Awards

The following Grants of Plan Based Awards table provides additional information about stock and option awards and equity incentive plan awards granted to our named executive officers during the year ended December 31, 2006.

								All Other		All Other
								Stock		Option
								Awards:		Awards:
								Number of		Number of	Exercise or	Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of		Securities	Base	Fair Value
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or		Underlying	Price of	of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options	Option	and Option
Name	Date	($)	($)	($)	($)	($)	($)	(#)		(#)	Awards ($/sh)	Awards (5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)	(k)	(l)

Jeffrey P. McMullen	06/30/2006	—	—	—	—	—	—	62,461		—	—	$946,909

	06/30/2006	—	—	—	—	—	—	60,000	(1)	—	—	$909,600

John P. Hamill	03/07/2006	—	—	—	—	—	—	20,000		—	—	$367,800

	08/24/2006	—	—	—	—	—	—	21,000		—	—	$362,250

	08/24/2006	—	—	—	—	—	—	25,000	(2)	—	—	$431,250

Johane Boucher-Champagne	4/28/2006	—	—	—	—	—	—	15,000		—	—	$350,250

Mark Di Ianni	03/07/2006	—	—	—	—	—	—	15,000		—	—	$365,700

David Natan	03/07/2006	—	—	—	—	—	—	15,000		—	—	$275,850

Thomas J. Newman	03/07/2006	—	—	—	—	—	—	25,000		—	—	$459,750

	08/24/2006	—	—	—	—	—	—	10,000		—	—	$172,500

Gregory B. Holmes(3)	N/A	—	—	—	—	—	—	—		—	—	—

Marc LeBel(4)	03/07/2006	—	—	—	—	—	—	15,000		—	—	$275,850

	04/28/2006	—	—	—	—	—	—	10,000		—	—	$233,500

(1)	Such 60,000 RSUs vest only if PDGI meets or exceeds non-GAAP earnings per share target for 2008, as previously established by the Compensation Committee.

(2)	Such 25,000 RSUs vest only if PDGI meets or exceeds non-GAAP earnings per share target for 2008, as previously established by the Compensation Committee.

(3)	Dr. Holmes resigned as President of Corporate Development of our company effective on June 20, 2006.

(4)	Effective March 18, 2007, Marc LeBel is no longer an employee of PDGI.

(5)	Such amount represents the number of shares multiplied by the closing price on the date of grant.

Outstanding Equity Awards at Year-End

The following table summarizes the equity awards we have made to our named executive officers which are outstanding as of December 31, 2006.

	Option Awards					Stock Awards
										Equity
										Incentive
										Plan
									Equity	Awards:
									Incentive	Market
			Equity						Plan	or Payout
			Incentive			Number			Awards:	Value of
			Plan			of			Number	Unearned
			Awards:			Shares			of Unearned	Shares,
	Number	Number	Number			or		Market	Shares,	Units or
	of	of	of			Units of		Value of	Units or	Other
	Securities	Securities	Securities			Stock		Shares or	Other	Rights
	Underlying	Underlying	Underlying			That		Units of	Rights	That
	Unexercised	Unexercised	Unexercised	Option		Have		Stock That	That	Have
	Options	Options	Unearned	Exercise	Option	Not		Have Not	Have	Not
	(#)	(#)	Options	Price	Expiration	Vested		Vested	Not Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)		($) (5)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)

Jeffrey P. McMullen	103,800	—	—	$40.39	12/22/2009	101,641	(1)	$2,243,217	—	—
	24,593	—	—	$38.00	05/17/2010	—		—	—	—
John P. Hamill	895	—	—	$40.39	12/22/2009	13,333		$294,259	—	—
	3,571	—	—	$13.86	12/19/2010	42,500	(2)	$937,975	—	—
Johane Boucher-Champagne	30,000	—	—	$15.93	03/13/2012	10,000		$220,700	—	—
	7,500	—	—	$13.86	12/19/2010	—		—	—	—
Mark Di Ianni	—	—	—	—	—	10,000		$220,700	—	—
David Natan	1,500	—	—	$7.03	10/02/2012	10,000		$220,700	—	—
	14,750	—	—	$24.37	04/29/2014	3,978		$87,794	—	—
	8,130	—	—	$38.00	05/17/2010	—		—	—	—
Thomas J. Newman	14,305	—	—	$40.39	12/22/2010	16,667		$367,841	—	—
	3,571	—	—	$13.86	12/19/2010	8,333		$183,909	—	—
	10,000	—	—	$15.82	12/22/2010	—		—	—	—
Gregory B. Holmes(3)	—	—	—	—	—	—		—	—	—
Marc LeBel(4)	26,000	—	—	$15.93	06/16/2007	10,000		$220,770	—	—
	45,000	—	—	$24.37	06/16/2007	6,667		$147,141	—	—
	8,943	—	—	$38.00	06/16/2007	4,376		$96,578	—	—

(1)	Such amount includes 60,000 RSUs which shall vest only if the 2008 non-GAAP earnings per share target is met, as previously established by the Compensation Committee.

(2)	Such amount includes 25,000 RSUs which shall vest only if the non-GAAP earnings per share target is met, as previously established by the Compensation Committee.

(3)	Dr. Holmes resigned as President of Corporate Development of our company effective on June 20, 2006.

(4)	Effective March 18, 2007, Marc LeBel is no longer an employee of PDGI.

(5)	Such amounts in this column calculated by multiplying the number of shares in column (g) by the closing price on December 31, 2006 of $22.07.

Options Exercised and Stock Vested

The table below shows option exercise and stock award vesting activity for our named executive officers during the year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)(3)
(a)	(b)	(c)	(d)	(e)

Jeffrey P. McMullen	—	—	20,410	$387,564
John P. Hamill	—	—	10,168	$201,370
Johane Boucher-Champagne	—	—	5,000	$93,075
Mark Di Ianni	—	—	5,000	$93,075
David Natan	—	—	5,000	$93,075
Thomas J. Newman	—	—	10,001	$191,928
Gregory B. Holmes(1)	—	—	—	—
Marc LeBel(2)	—	—	8,333	$155,115

(1)	Dr. Holmes resigned as President of Corporate Development of our company effective on June 20, 2006.

(2)	Effective March 18, 2007, Marc LeBel is no longer an employee of PDGI.

(3)	Such amounts in this column were calculated by multiplying the number in column (d) by the closing price on the date of vesting.

Termination and Change of Control Arrangements

The following table shows the potential incremental payments to our named executive officers in the event of their termination or termination in connection with a change in control of our company as of December 31, 2006.

	Jeffrey P. McMullen		John P. Hamill		Johane Boucher-Champagne			Mark Di Ianni		David Natan		Thomas J. Newman
		Change in		Change in			Change in	Without	Change in	Without	Change in	Without	Change in
	Without	Control	Without	Control	Without		Control	Cause	Control	Cause	Control	Cause	Control
	Cause (3)	(3)	Cause (4)	(4)	Cause (5)		(5)	(4)	(4)	(4)	(4)	(4)	(4)
Benefit	$	$	$	$	$		$	$	$	$	$	$	$

Cash Severance	$1,950,000	1,950,000	750,000	750,000	325,000	(2)	—	650,000	—	712,000	—	950,000	—
Equity(1)
Unvested Restricted Stock	$—	—	—	—	—		—	—	—	87,794	—	—	—
Unvested RSUs	$2,243,217	2,243,217	1,232,234	1,232,234	220,700		—	220,700	—	220,700	—	551,750	—
Unvested Options	$—	—	—	—	—		—	—	—	—	—	—	—
Total	$4,193,217	$4,193,217	1,982,234	1,982,234	545,700		—	870,700	—	1,020,494	—	1,501,750	—
Other Benefits
Health, Disability and Life Insurance	$—	—	50,167	50,167	—		—	52,463	—	37,637	—	29,555	—
Total	$4,193,217	4,193,217	2,032,401	2,032,401	545,700		—	923,163	—	1,058,131	—	1,531,305	—

(1)	All values reflected in the table assume a termination date of December 31, 2006; and where applicable reflect the closing price of PDGI stock on that day of $22.07. All amounts reflect the incremental value to each of the named officers in the event of a termination and do not include the value of any equity vested and earned equity prior to December 31, 2006. The equity value for the invested options reflects the intrinsic value of such options (market price less exercise price).

(2)	Such amount shall be paid over a 12 month period and terminate once the individual finds any employment(s) or other relationship(s) (such as consultant or contractor) with any other person which in the aggregate provide the individual, directly or indirectly, with compensation equal to at least 80% of the individual’s then applicable base salary.

(3)	If Mr. McMullen is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, also referred to as the Code, and the benefits provided for in his employment agreement, together with any other payments and benefits which Mr. McMullen has the right to receive from PDGI, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the benefits provided under his employment agreement (beginning with any benefit to be paid in cash hereunder) shall be reduced (but not below zero) so that the present value of such total amounts and benefits received by Mr. McMullen will be one dollar ($1.00) less than three times Mr. McMullen’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such amounts and benefits received by Mr. McMullen shall be subject to the excise tax imposed by Section 4999 of the Code. The determination as to whether any such reduction in the amount of the benefits provided hereunder is necessary shall be made initially by PDGI in good faith.

(4)	In the event that any payments or benefits to which the individual becomes entitled to in accordance with the provisions of their employment agreement (or any other agreement with us or one of our affiliates) would otherwise constitute a parachute payment under Code Section 280G(b)(2), then such payments and/or benefits will be subject to reduction to the extent necessary to assure that the individual receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed under Code Section 4999 on the payments and benefits provided the individual under their employment agreement (or on any other payments or benefits to which the Executive may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of his employment with PDGI).

(5)	The individual shall not receive any tax-gross-up and any severance pay shall be paid in equal installments at the times and in accordance with Anapharm, Inc.’s customary pay periods and payroll practices as may be established or modified from time to time and shall be subject to all applicable federal, provincial and/or local payroll and withholding taxes.

(6)	In the event that the individual becomes entitled to severance payments which constitute an “excess parachute payment” as defined in Section 280G(b) of the Code and the individual is subject to an excise tax imposed under Section 4999 of the Code or a similar non-U.S. tax, then the severance payments shall be reduced by an amount that results in the receipt by the individual of the greatest severance payments which do not trigger the tax.

As reflected in the Termination Scenarios Table above, pursuant to his employment agreement, Mr. McMullen shall be entitled to three times his annual base compensation in the event he is terminated without cause or in the event he resigns for good reason, as defined in his employment agreement, or in the event he resigns as a result of a change in control, as defined in his employment agreement. PDGI has also entered into employment agreements pursuant to which it will provide to each of Messers. Hamill, Natan and Di Ianni and Dr. Newman compensation equal to two times their annual base salary in the event that such executive officer’s employment has been terminated without cause or in the event he resigns for good reason, as defined in his respective employment agreement. In addition, Mr. Hamill shall be entitled to two times his annual base compensation in the event he resigns as a result of a change in control. Ms. Johane Boucher-Champagne shall receive compensation equal to one time her base annual salary in the event that her employment has been terminated without cause.

Equity Compensation Plans

The following table reflects information relating to equity compensation plans as of December 31, 2006.

	Number of
	Securities to be	Weighted	Number of
	Issued upon	Average	Securities
	Exercise of	Price of	Remaining
	Outstanding	Outstanding	Available for
Plan Category	Options	Options	Future Issuance

1999 Stock Plan approved by security holders(1)	656,977	$17.67	696,747
2004 Employee Stock Purchase Plan approved by security holders	77,837	$12.89	218,940
Stock Option Agreements not by approved security holders	377,447	$39.62	—

(1)	Shares reserved for issuance under the 1999 Stock Plan may be issued upon the exercise of options or stock appreciation rights through direct stock issuances or pursuant to restricted stock awards or RSUs that vest upon the attainment of prescribed performance milestones or the completion of designated service periods.

Proposal 2.  Amendment of our 2004 Employee Stock Purchase Plan

General

The stockholders are being asked to approve an amendment to our 2004 Employee Stock Purchase Plan (the “Purchase Plan”), which will increase the number of shares of our common stock reserved for issuance under such plan from 450,000 shares to 550,000 shares. The 100,000 share increase to the Purchase Plan was adopted by our Board of directors on April 25, 2007 and will become effective upon stockholder approval of this proposal at the Annual Meeting.

The Purchase Plan is designed to allow our eligible employees and the eligible employees of our participating majority-owned subsidiaries (whether now existing or subsequently established) to purchase shares of common stock at periodic intervals through their accumulated payroll deductions under the Purchase Plan.

The Purchase Plan was originally approved by our stockholders at the 2004 Annual Meeting and became effective on July 1, 2004. At the 2005 Annual Meeting, our stockholders approved a 100,000-share increase to the Purchase Plan. At the 2006 Annual Meeting, our stockholders approved a 200,000 share increase to the Purchase Plan. As of April 19, 2007, 308,897 shares of our common stock had been issued under the Purchase Plan, and 141,013 shares remained available for future issuance, exclusive of the 100,000 share increase which is the subject of this proposal.

The following is a summary of the principal features of the Purchase Plan, as amended through April 19, 2007. The summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan. Any stockholder who wishes to obtain a copy of the actual plan documents may do so upon written request to our Corporate Secretary at our principal offices at 504 Carnegie Center, Princeton, New Jersey 08540.

Administration

The Purchase Plan is administered by the compensation committee of our Board of Directors. Such committee, as plan administrator, has full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan.

Securities Subject to the Purchase Plan

The number of shares of common stock reserved for issuance over the term of the Purchase Plan is currently limited to 450,000 shares. The authorized share reserve will increase to 550,000 shares, if the share increase which is the subject of this proposal is approved at the Annual Meeting. The shares issuable under the Purchase Plan may be made available from authorized but unissued shares of our common stock or from shares of common stock repurchased by us, including shares repurchased on the open market.

In the event that any change is made to our outstanding common stock (whether by reason of any recapitalization, stock dividend, stock split, exchange or combination of shares or other change in corporate structure effected without our receipt of consideration), equitable adjustments will be made to (i) the maximum number and class of securities issuable under the Purchase Plan and (ii) the number and class of securities and the price per share in effect under each outstanding purchase right. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the Purchase Plan or the outstanding purchase rights thereunder.

Offering Periods and Purchase Rights

Shares of our common stock will be offered under the Purchase Plan through a series of successive offering periods. Unless the plan administrator determines otherwise for one or more future offering periods, each offering period will be of six-months duration, with the first six-month offering period in each calendar year to run from the first business day in January to the last business day in June of that year, and the second six-month offering period to run from the first business day in July 1 to the last business day of December each year. Upon purchase of certain shares under the Purchase Plan, the purchaser need not hold the shares but can immediately sell the purchased shares.

At the time the participant joins the offering period, he or she will be granted a purchase right to acquire shares of our common stock on the last day of that offering period. All payroll deductions collected from the participant for the offering period will be automatically applied to the purchase of common stock at the end of that offering period, subject to certain limitations summarized below in the section entitled “Special Limitations.”

Eligibility and Participation

Any individual who is employed on a basis under which he or she is regularly expected to work for more than 20 hours per week in our employ or the employ of any of our participating subsidiaries (including any corporation which subsequently becomes such a participating subsidiary at any time during the term of the Purchase Plan) will be eligible to participate in the Purchase Plan following his or her continuation in such employee status for at least three months. However, none of our executive officers subject to the short-swing profit restrictions of the federal securities laws are eligible to participate in the Purchase Plan.

Each individual who is an eligible employee on the start date of any offering period may elect to participate in that offering period, provided he or she does so prior to such start date. As of April 19, 2007, approximately 516 employees were participating in the Purchase Plan.

Payroll Deductions and Stock Purchases

Each participant may authorize periodic payroll deductions in any multiple of one percent (up to a maximum of 10%) of his or her cash earnings to be applied to the acquisition of common stock at six-month intervals. Accordingly, on each such purchase date (the last business day in June and December each year), the payroll deductions of each participant accumulated for the offering period ending on that purchase date will automatically be applied to the purchase of whole shares of common stock at the purchase price in effect for that offering period.

For purposes of the Purchase Plan, the cash earnings of each participant will include his or her base salary plus overtime pay, bonuses and other earnings paid to such individual in cash.

Purchase Price

The purchase price of the common stock acquired on each semi-annual purchase date will be equal to 85% of the lower of (i) the fair market value per share of our common stock on the start date of the offering period or (ii) the fair market value on the purchase date.

The fair market value per share of our common stock on any particular date under the Purchase Plan will be deemed to be equal to the closing selling price per share on such date on the NASDAQ Global Market. On April 19, 2007, the fair market value of our common stock determined on such basis was $27.33 per share.

Special Limitations

The Purchase Plan imposes certain limitations upon a participant’s rights to acquire common stock, including the following limitations:

•	Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of our common stock (valued at the time each purchase right is granted) for each calendar year those purchase rights are outstanding at any time.

•	Purchase rights may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of our outstanding stock or the outstanding stock of any of our affiliates.

•	No participant may purchase on any one purchase date more than that number of shares of common stock determined by dividing (i) 10% of his or her projected cash earnings for the offering period ending on that date by (ii) 85% of the fair market value per share of our common stock on the start date of that offering period.

Termination of Purchase Rights

The participant may withdraw from the Purchase Plan at any time up to the last business day of the offering period, and his or her accumulated payroll deductions for that offering period will be refunded.

The participant’s purchase right will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions which the participant may have made for the offering period in which such cessation of employment or loss of eligibility occurs will be refunded and will not be applied to the purchase of common stock.

Stockholder Rights

No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf and the participant has become a holder of record of the purchased shares. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

No purchase rights will be assignable or transferable by the participant, and the purchase rights will be exercisable only by the participant.

Change in Control

Should we be acquired by merger, sale of substantially all of our assets or sale of securities possessing more than 50% percent of the total combined voting power of our outstanding securities, then all outstanding purchase rights will either be assumed by the successor entity and continued in effect or will be automatically exercised immediately prior to the effective date of such acquisition. In the event of such automatic exercise, the purchase price will be equal to 85% of the lower of (i) the fair market value per share of common stock on the start date of the offering period in which such acquisition occurs or (ii) the fair market value per share of common stock immediately prior to such acquisition.

Share Pro-Ration

Should the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Purchase Plan, then the plan administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant will be adjusted to reflect the reduced number of shares available for purchase in that offering period.

Amendment and Termination

The Purchase Plan will terminate upon the earliest to occur of (i) the date as of which our Board of Directors may elect to terminate the Purchase Plan, (ii) the date on which all shares available for issuance under the Purchase Plan are sold pursuant to exercised purchase rights or (iii) the date on which all purchase rights are exercised in connection with a change in control or ownership.

Our Board of Directors may amend or suspend the Purchase Plan at the end of any six-month offering period. However, the Board may not, without stockholder approval, (i) increase the number of shares issuable under the Purchase Plan (except as permissible adjustments in the event of changes to our capitalization), (ii) alter the purchase price formula so as to reduce the purchase price or (iii) modify the requirements for eligibility to participate in the Purchase Plan.

New Plan Benefits

No purchase rights will be granted, and no shares will be issued, on the basis of the share increase subject to this proposal unless such proposal is approved by the stockholders at the Annual Meeting.

Stock Purchases

The following table sets forth, as to individuals and groups indicated, the number of shares of our common stock purchased under the Purchase Plan from the July 1, 2004 effective day through April 19, 2007, together with the weighted average purchase price paid per shares.

Purchase Plan Transactions

	Number of	Weighted Average
	Purchased	Purchase Price
Name and Position	Shares	Per Share($)

John P. Hamill(1)	552	$19.15
Johane Boucher-Champagne(1)	1,038	$23.23
All current executive officers as a group (2 persons)	1,590	$21.81
All employees, excluding current officers as a group	307,307	$16.15
All employees, including current officers, as a group (516 persons)	308,897	$16.17

(1)	PDGI Executive Officers cannot participate in the Purchase Plan. Ms. Boucher-Champagne and Mr. Hamill’s shares were purchased prior to their respective appointments as executive officers.

Federal Tax Consequences

The Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to us, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which such shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) 15% of the fair market value of the shares on the start date of that offering period, and any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the shares on the start date of the offering period in which those shares were acquired.

Accounting Treatment

Pursuant to the accounting principles applicable to employee stock purchase plans such as the Purchase Plan, the fair value of each purchase right granted under the Purchase Plan will be charged as a direct compensation expense to our reported earnings over the offering period to which that purchase right pertains. The fair value of each such purchase right will be determined as of its grant date.

The Board of Directors recommends a vote “FOR” this proposal.

Proposal 3.  Ratification of Appointment of Independent Registered Public Accounting Firm

Subject to stockholder ratification, our Audit Committee has appointed Grant Thornton LLP to serve as independent registered public accounting firm for 2007. Grant Thornton LLP has served as our independent registered public accounting firm since 2001. Selection of PDGI’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders of PDGI for ratification. However, PDGI is submitting this matter to the stockholders as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Grant Thornton LLP, and may retain that firm or another without re-submitting the matter to PDGI’s stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of PDGI and its stockholders.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

There were no disagreements with Grant Thornton related to the audit for the years ended December 31, 2006, 2005 or 2004.

The Board of Directors recommends a vote “FOR” this proposal.

Fees Paid to Grant Thornton LLP

The following table shows the fees paid or accrued by us for the audit and other services provided by Grant Thornton LLP for the years ended December 31, 2006 and 2005.

	2006	2005

Audit Fees(1)	$1,918,848	$1,306,433
Audit-Related Fees	$63,555	$487,320
Tax Fees(2)	$513,252	$610,368
All Other Fees	$—	$—
Total	$2,495,655	$2,404,121

(1)	For 2005, Audit Fees consists of an integrated audit including the financial statement audit and the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act, quarterly review services, and consents relating to SEC filings.

(2)	For 2005, Tax Fees consisted of tax compliance services and tax advice including services related to our European joint venture and Anapharm, Inc.

The Audit Committee has adopted policies and procedures that require the pre-approval by the Audit Committee of all fees paid to and services performed by our principal registered independent accountants and other auditing firms. As part of the process, the Audit Committee approves the proposed services along with the range of corresponding fees to be provided by our independent registered accountants. If any proposed service would exceed the pre-approved cost levels, the proposed service requires specific pre-approval. In addition, specific pre-approval is required for any proposed services that may arise during the year that are outside the scope of the initial services pre-approved by the Audit Committee. The Audit Committee also adopted a policy acknowledging and specifically prohibiting our independent registered accountants from performing any of those non-audit services which a company’s principal independent accountant are prohibited from performing by the Sarbanes-Oxley Act.

Audit Committee Report

The Audit Committee oversees PDGI’s financial reporting process on behalf of the Board of Directors. The Audit Committee consists of three members of the Board of Directors who meet the independence and experience requirements of NASDAQ.

On February 19, 2004, we adopted a new Audit Committee Charter replacing the previous Charter our Board of Directors approved on March 27, 2003. We adopted an Amended and Restated Audit Committee Charter on August 24, 2006 and February 26, 2007.

Under our Charter, the Audit Committee is appointed to assist the Board of Directors in monitoring the following:

•	the integrity of PDGI’s financial statements;

•	our independent registered public accounting firm qualifications and independence;

•	the performance of our independent audit function and the independent registered public accounting firm; and

•	our compliance with legal and regulatory requirements.

Our Audit Committee retains our independent registered public accounting firm and approves in advance all permissible non-audit services performed by them and other auditing firms. Although management has the primary responsibility for the financial statements and the reporting process including the systems of internal control, the Audit Committee consults with management and our independent registered public accounting firm regarding the preparation of financial statements, the adoption and disclosure of our critical accounting estimates and generally oversees the relationship of the independent registered public accounting firm with PDGI.

The Audit Committee has:

•	fulfilled its oversight responsibilities by reviewing and discussing the audited financial statements in the annual report on Form 10-K with management;

•	met privately with the independent registered public accounting firm and discussed matters required to be discussed by Statement on Auditing Standards No. 61 with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, relating to their judgments as to the quality, not just the acceptability, of PDGI’s accounting principles, and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards;

•	discussed with the registered public accounting firm its independence from management and PDGI. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm, which is required by the Independence Standards Board Standard No. 1, and considered whether the provision of non-audit services was consistent with maintaining the registered public accounting firm’s independence; and

•	in reliance on the reviews and discussions with management and the auditors referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

This report is submitted on behalf of the
Audit Committee.
Jack Levine, C.P.A., Chairman
Arnold Golieb
David Lucking

The above Audit Committee report is not deemed to be “soliciting material,” is not “filed” with the SEC and is not to be incorporated by reference in any filings including Form S-3 that PDGI files with the SEC.

Proposal 4.  Other Matters

PDGI has no knowledge of any other matters that may come before the Annual Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, the persons soliciting proxies will have the discretion to vote as they see fit unless directed otherwise.

If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, PDGI will cancel the proxy.

Stockholders’ Proposals

Any stockholder of PDGI who wishes to present a proposal to be considered at the 2007 Annual Meeting of the Stockholders of PDGI and who wishes to have such proposal presented in PDGI’s Proxy Statement for such meeting must deliver such proposal in writing to PDGI by January 7, 2008.

Stockholders who wish to present a proposal at our 2007 annual meeting of stockholders without inclusion of such proposal in our proxy materials must advise our Secretary of such proposals in writing by February 5, 2008.

If we do not receive notice of a stockholder proposal within this timeframe, our management will use its discretionary authority to vote the shares they represent, as our board of directors may recommend. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.

We will furnish without charge to any stockholder submitting a written request a copy of our annual report on Form 10-K, including financial statements and schedules thereto, as filed with the SEC. Your written request should be directed to 504 Carnegie Center, Princeton, New Jersey 08540 Attn: Investor Relations.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: 504 Carnegie Center, Princeton, New Jersey 08540 Attn: Investor Relations, (609) 951-6800. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holders, or you may contact us at the above address and phone number.

General

The accompanying proxy is solicited by and on behalf of our board of directors, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by us.

In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By the Order of the Board of Directors

Jeffrey P. McMullen
President and Chief Executive Officer

Princeton, New Jersey
April 30, 2007

Side 1:
PHARMANET DEVELOPMENT GROUP, INC.
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders
The undersigned hereby constitutes and appoints Jeffrey P. McMullen and John P. Hamill and each of them, with full power of substitution, the attorneys and proxies of the undersigned to attend the Annual Meeting of Stockholders of PharmaNet Development Group, Inc. (the “Company”) to be held at 9:30 a.m., local time, on June 6, 2007 at the Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as indicated on the proposals as more fully set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting, and in their discretion upon such other matters as may come before the meeting.
(Continue and to be signed on Reverse Side.)

Side 2:
Please mark, date, sign and mail your proxy card back as soon as possible!
Annual Meeting of Stockholders
PharmaNet Development Group, Inc.
June 6, 2007
Please Detach and Mail in the Envelope Provided:
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Please mark your
votes as in this
example. ☒
1.     Election of directors to serve on the board of directors of the Company for a one-year term until the 2008 Annual Meeting of Stockholders of the Company:
Nominees:

Jeffrey P. McMullen	FOR ☐	WITHHELD ☐
Jack Levine, C.P.A.	FOR ☐	WITHHELD ☐
Rolf A. Classon	FOR ☐	WITHHELD ☐
Lewis R. Elias, M.D.	FOR ☐	WITHHELD ☐
Arnold Golieb	FOR ☐	WITHHELD ☐
David Lucking	FOR ☐	WITHHELD ☐
David M. Olivier	FOR ☐	WITHHELD ☐
Per Wold-Olsen	FOR ☐	WITHHELD ☐
Peter G. Tombros	FOR ☐	WITHHELD ☐
For, except vote withheld from the following nominee: ______________________________
2.     I hereby approve an amendment to the Company’s 2004 Employee Stock Purchase Plan to increase the number of shares available under the 2004 Employee Stock Purchase Plan by 100,000 shares.
          FOR ☐ AGAINST ☐ ABSTAIN ☐
3.     I hereby approve and ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.
          FOR ☐ AGAINST ☐ ABSTAIN ☐
4.     I hereby authorize the transaction of any other lawful business that may properly come before the Annual Meeting of Stockholders.
If no direction is indicated, all proposals will be voted “FOR” as recommended by the Company’s board of directors.

Dated: ___, 2007

(Signature of Stockholder)

(Printed Name of Stockholder)

(Record Number of Shares Owned)
NOTE: Please sign exactly as your name appears on your share certificate. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.